                                                                   EXHIBIT 2.47




                            ASSET PURCHASE AGREEMENT




                                 BY AND BETWEEN



                     INDEPENDENT GROUP LIMITED PARTNERSHIP



                                      AND



                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES





                             AS OF AUGUST 11, 1998

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
ARTICLE 1
                                                    PURCHASE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1        Transfer of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2        Excluded Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE 2
                                                ASSUMPTION OF OBLIGATIONS   . . . . . . . . . . . . . . . . . . . . .   4
         2.1        Assumption of Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.2        Retained Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE 3
                                                      CONSIDERATION   . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.1        Delivery of Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.2        Allocation of Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.3        Allocations and Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 4
                                                         CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.1        Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE 5
                                                  GOVERNMENTAL CONSENTS   . . . . . . . . . . . . . . . . . . . . . .   9
         5.1        FCC Consent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         5.2        FCC Applications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE 6
                                         REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . . .   9
         6.1        Representations and Warranties of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                    6.1.1         Organization, Good Standing, Etc. . . . . . . . . . . . . . . . . . . . . . . . . .   9
                    6.1.2         Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                    6.1.3         Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                    6.1.4         Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . .  11
                    6.1.5         Compliance with Applicable Laws, FCC Matters  . . . . . . . . . . . . . . . . . . .  11
                    6.1.6         Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    6.1.7         Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                    6.1.8         Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                    6.1.9         Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                    6.1.10        Liens and Encumbrances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                    6.1.11        Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                    6.1.12        Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                    6.1.13        Personnel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                    6.1.14        Certain Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                    6.1.15        ERISA Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                    6.1.16        Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                    6.1.17        Patents, Trademarks, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                    6.1.18        Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . .  20
                    6.1.19        Commission or Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                    6.1.20        Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                    6.1.21        Seller's Financial Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                    6.1.22        Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                    6.1.23        Barter Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                    6.1.24        Interest in Competitors, Suppliers and Customers  . . . . . . . . . . . . . . . . .  21

ARTICLE 7
                                         REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . .  22
         7.1        Representations and Warranties of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                    7.1.1         Organization and Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                    7.1.2         Authorization and Binding Obligation  . . . . . . . . . . . . . . . . . . . . . . .  22
                    7.1.3         Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                    7.1.4         Absence of Conflicting Agreements or Required Consents  . . . . . . . . . . . . . .  22
                    7.1.5         Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                    7.1.6         Commission or Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                    7.1.7         Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 8
                                                   COVENANTS OF SELLER  . . . . . . . . . . . . . . . . . . . . . . .  24
         8.1        Seller Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                    8.1.1         Conduct Prior to the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                    8.1.2         Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                    8.1.3         Satisfaction of Conditions; Closing . . . . . . . . . . . . . . . . . . . . . . . .  26
                    8.1.4         Sale of Acquired Assets; Negotiations . . . . . . . . . . . . . . . . . . . . . . .  26
                    8.1.5         No Inconsistent Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                    8.1.6         Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                    8.1.7         FCC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                    8.1.8         Updating of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                    8.1.9         Response to Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                    8.1.10        Barter and Trade  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                    8.1.11        Interim Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                    8.1.12        Estoppel Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                    8.1.13        Management Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 9
                                                    COVENANTS OF BUYER  . . . . . . . . . . . . . . . . . . . . . . .  29
         9.1        Buyer Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                    9.1.1         Notification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                    9.1.2         No Inconsistent Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                    9.1.3         Post-Closing Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                    9.1.4         Satisfaction of Conditions; Closing . . . . . . . . . . . . . . . . . . . . . . . .  29
                    9.1.5         Response to Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                    9.1.6         Accrued Vacation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                    9.1.7         Other Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE 10
                                                     JOINT COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.1       FCC Applications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.2       Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.3       Cooperation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.4       Bulk Sales Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.5       Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.6       Hart-Scott-Rodino   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.7       Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.8       Condition of Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.9       Warn Act Compliance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 11
                                              CONDITIONS OF CLOSING BY BUYER  . . . . . . . . . . . . . . . . . . . .  33
         11.1       Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         11.2       Compliance with Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.3       Third Party Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.4       Closing Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.5       Governmental Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.6       Adverse Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.7       Closing Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.8         . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.9       Noncompetition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35





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

         11.10      Indemnification and Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.11      Release of Encumbrances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.12      Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.13      Earnest Money Letter of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.14      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.15      1445 Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.16      Other Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         11.17      STA Completion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.18      Tower Space License Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.19      Studio Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.20      WRMR Site Lease   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         11.21      Termination of Management Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 12
                                             CONDITIONS OF CLOSING BY SELLER  . . . . . . . . . . . . . . . . . . . .  37
         12.1       Representations, Warranties and Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.2       Compliance with Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.3       Certifications, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.4       Governmental Approval   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.5       Adverse Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         12.6       Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.7       Closing Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         12.8       Indemnification and Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE 13
                                            TRANSFER TAXES; FEES AND EXPENSES   . . . . . . . . . . . . . . . . . . .  38
         13.1       Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         13.2       Transfer Taxes and Similar Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         13.3       Governmental Filing or Grant Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

ARTICLE 14
                                LIQUIDATED DAMAGES, SPECIFIC PERFORMANCE, LETTER OF CREDIT  . . . . . . . . . . . . .  38
         14.1       Liquidated Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         14.2       Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         14.3       Letter of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

ARTICLE 15
                                                    TERMINATION RIGHTS  . . . . . . . . . . . . . . . . . . . . . . .  40
         15.1       Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40





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

ARTICLE 16
                                                       RISK OF LOSS . . . . . . . . . . . . . . . . . . . . . . . . .  41
         16.1       Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 17
                                                 MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . .  43
         17.1       Survival of Representations and Warranties; Remedy for Breach   . . . . . . . . . . . . . . . . .  43
         17.2       Certain Interpretive Matters and Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         17.3       Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         17.4       Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         17.5       Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         17.6       Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         17.7       Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         17.8       Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         17.9       Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         17.10      Schedules   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         17.11      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         17.12      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         17.13      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         17.14      No Third-Party Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         17.15      Equitable Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         17.16      Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48





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

SCHEDULES
---------

Schedule 1.1.1      -     Stations Licenses
Schedule 1.1.2      -     Personal Property
Schedule 1.1.3      -     Contracts
Schedule 1.1.4      -     Intellectual Property
Schedule 1.1.7      -     Owned Real Estate
Schedule 1.1.8      -     Leased Real Estate
Schedule 1.2.8      -     Excluded Assets
Schedule 6.1.3      -     Financial Statements
Schedule 6.1.4      -     Undisclosed Liabilities
Schedule 6.1.5      -     Noncompliance with Communications Act and the FCC
Schedule 6.1.6      -     Litigation (Seller)
Schedule 6.1.7      -     Insurance
Schedule 6.1.10     -     Permitted Liens
Schedule 6.1.11     -     Environmental Matters
Schedule 6.1.12     -     Tax Matters
Schedule 6.1.13     -     Personnel
Schedule 6.1.14     -     Necessary Contracts
Schedule 6.1.15     -     ERISA Matters
Schedule 6.1.16     -     Labor Matters
Schedule 6.1.23     -     Barter Arrangements
Schedule 6.1.24     -     Interest in Competitors, Suppliers and Customers
Schedule 7.1.4      -     Consents
Schedule 9.1.5      -     Certain Actions


EXHIBITS
--------

Exhibit A           -     Indemnification and Escrow Agreement
Exhibit B           -     Noncompetition Agreement
Exhibit C-1         -     Opinion of Benesch, Friedlander, Coplan & Aronoff LLP
Exhibit C-2         -     Opinion of David Tillotson
Exhibit D           -     Opinion of Weil, Gotshal & Manges LLP
Exhibit E           -     Earnest Money Escrow Agreement





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
                                 DEFINED TERMS

Defined Terms                                                                                                     Section
-------------                                                                                                     -------
Account Receivable Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.1
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17.2
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Preamble
Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.1
Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Preamble
Cash Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14.1
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.1
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.1
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.2
Communications Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.5
Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1.3
Earnest Money Escrow Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14.3
Earnest Money Letter of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14.3
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.1
Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1.15
Employee List . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10.7
Environmental Costs and Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.11(f)
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.11(f)
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1.15
ERISA Group . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1.15
Excepted Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17.1
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17.4
Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.2
FAA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1.5(b)
FCC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1.1
FCC Applications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.2
FCC Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5.1
Final Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.1
FTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10.6
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.3
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.2
Hazardous Substances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.11(d)
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.2
Indemnification and Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.1
Independent Auditor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.3.2
Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1.4

Defined Terms                                                                                                     Section
-------------                                                                                                     -------
Leased Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1.8
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1.10
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.1
May 1998 Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.4
Other Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Recitals
Owned Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1.7
Permitted Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1.10
Predecessor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.11(a)
Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3.1
Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1.8
Retained Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.2
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17.4
Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Preamble
Seller's Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.3
Site Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11.20
Specified Event . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16.1(b)
Station Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6.1.13
Stations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Recitals
Stations Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1
Stations Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1.1
Studies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10.8
Studio Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11.19
Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.12(g)
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.12(g)
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6.1.12(g)
Trade Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1.3
Wincom Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Recitals
Zapis Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Recitals
Zebra Acquisition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    Recitals

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement"), made as of August 11, 1998, is by and between Independent Group Limited Partnership, an Ohio limited partnership ("Seller"); and Chancellor Media Corporation of Los Angeles, a Delaware corporation ("Buyer").

                                  WITNESSETH:

         WHEREAS, Seller owns certain assets, which are used in connection with the operation of radio stations WDOK 102.1 FM and WRMR 850 AM in Cleveland, Ohio (collectively, the "Stations"); and

         WHEREAS, contemporaneously herewith, Buyer shall enter into (a) a Stock Purchase Agreement with ML Media Partners L.P. to purchase all of the stock of Wincom Broadcasting Corporation which (through a wholly-owned subsidiary) operates radio station WQAL 104.1 FM in Cleveland, Ohio (the "Wincom Acquisition"), (b) an Asset Purchase Agreement with Zapis Communications Corporation to purchase substantially all of the assets used in connection with the operation of radio station WZAK 93.1 FM in Cleveland, Ohio (the "Zapis Acquisition") and (c) a Stock Purchase Agreement with the other signatories thereto to purchase all of the stock of Young Ones, Inc. and Zebra Broadcasting Corporation which operates radio stations WZJM 92.3 FM and WJMO 1490 AM in Cleveland Heights, Ohio (the "Zebra Acquisition," and together with the Wincom Acquisition and the Zapis Acquisition, the "Other Acquisitions"); and

         WHEREAS, Seller desires to sell the Stations, and Buyer desires to purchase substantially all of the assets of Seller used in connection with the operation of the Stations in accordance with the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby agree as follows:

                                   ARTICLE 1
                               PURCHASE OF ASSETS

         1.1 Transfer of Assets. On the terms and subject to the conditions hereof and subject to Section 1.2, as of the Closing (as defined in Section 4.1), Seller shall assign, transfer, convey and deliver to Buyer and Buyer shall acquire and assume from Seller, all of the right, title and interest of Seller in and to all of the following assets, properties, interests and rights of Seller (collectively the "Stations Assets") free and clear of all Liens (as defined in Section 6.1.10) other than Permitted Liens (as defined in Section 6.1.10):

                    1.1.1 All of Seller's rights in and to the licenses, permits and other authorizations issued to Seller by any governmental authority, including those issued by the Federal Communications Commission (the "FCC") (hereafter referred to as the "Stations Licenses"), used in connection with the operation of the Stations, along with renewals or modifications of such items between the date hereof and the Closing, including but not limited to those listed in Schedule 1.1.1 hereto;

                    1.1.2 All equipment, office furniture and fixtures, office materials and supplies, inventory, spare parts and all other tangible personal property of every kind and description, and Seller's rights therein, owned, leased or held by Seller and used in connection with the operations of the Stations, including but not limited to those items described or listed in
Schedule 1.1.2 hereto, together with any replacements thereof, improvements or additions thereto made between the date hereof and the Closing, and less any retirements or dispositions thereof made between the date hereof and the Closing in the ordinary course of business of Seller consistent with past practices;

                    1.1.3 All of Seller's rights in and under those contracts, agreements, leases and legally binding contractual rights of any kind, written or oral, relating to the operation of the Stations listed in Schedule 1.1.3 hereto and (i) those contracts entered into by Seller between the date hereof and the Closing in the ordinary course of business of Seller consistent with past practices, subject to Section 1.2.4 and Section 8.1.1 hereto; (ii) all contracts for the sale of advertising time for cash, subject to Section 8.1.1 hereto; and (iii) all contracts for consideration other than cash, such as merchandise, services or promotional consideration ("Trade Agreements"), subject to Section 8.1.1 hereto consistent with past practices (collectively, "Contracts");

                    1.1.4 All of Seller's rights in and to all call letters, trademarks, trade names, service marks, franchises, copyrights, Internet domain names, including registrations and applications for registration of any of them, computer software programs and programming material of whatever form or nature, jingles, slogans, the Stations' logos and all other logos or licenses to use same and all other intangible property rights of Seller, which are used in connection with the operation of the Stations, including but not limited to those listed in Schedule 1.1.4 hereto (collectively, the "Intellectual Property") together with any associated goodwill and any additions thereto between the date hereof and the Closing;

                    1.1.5 All of Seller's rights in and to all the files, documents, records, and books of account relating to the operation of the Stations or to the Stations Assets, including, without limitation, each Station's public files, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, originals of all written Contracts to be assigned hereunder, logs, software programs and books and records relating to personnel, financial, accounting, operation and technical matters;

                    1.1.6 All of Seller's rights under manufacturers' and vendors' warranties relating to items included in the Stations Assets and all similar rights against third parties relating to items included in the Stations Assets;

                    1.1.7 All real property owned by Seller together with all appurtenant easements thereunto and all structures, fixtures and improvements located thereon used in connection with the Stations operations as more fully described in Schedule 1.1.7 hereto, together with any additions thereto between the date hereof and the Closing ("Owned Real Estate");

                    1.1.8 All rights and interests of Seller under any and all of the leases of real property used in connection with the Stations operations (the "Leased Real Estate," and together with the Owned Real Estate, the "Real Estate") which Leased Real Estate is identified and described in Schedule 1.1.8;

                    1.1.9  All accounts receivable of Seller;

                    1.1.10 All such other assets, properties, interests and rights owned by Seller that are used in connection with the business and operation of the Stations or that are located as of the Closing on the Real Estate, except Excluded Assets (as defined in Section 1.2); and

                    1.1.11 All of Seller's rights in and to all causes of action, including, without limitation, for any past infringement of any of the Intellectual Property.

         1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that the Stations Assets shall not include the following assets or any right, title or interest therein (the "Excluded Assets"):

                    1.2.1 All cash, marketable securities, and cash equivalents of Seller on hand and/or in banks;

                    1.2.2  All notes receivable of Seller;

                    1.2.3 All tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business of Seller consistent with past practices between the date hereof and the Closing Date, as permitted hereunder;

                    1.2.4 All Contracts that have terminated or expired on or prior to the Closing in the ordinary course of business of Seller;

                    1.2.5 Seller's corporate seals, minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence, share capitalization of Seller and duplicate copies of such financial records as are necessary to enable Seller to file their Tax Returns (as defined in Section 6.1.12(g))and reports as well as any other records or materials relating to Seller generally;

                    1.2.6 Contracts of insurance and all insurance proceeds arising or related to the Stations Assets to the extent such proceeds (a) relate to expenditures which were made by Seller prior to the Closing or (b) relate to expenditures which Seller remains obligated to make after the Closing;

                    1.2.7 The Employee Benefit Plans (as defined in Section 6.1.15) and the assets thereof;

                    1.2.8 Those specific assets identified on the Excluded Assets Schedule attached to this Agreement as Schedule 1.2.8; and

                    1.2.9 All Tax (as defined in Section 6.1.12(g)) refunds relating to all periods prior to the Closing.

                                   ARTICLE 2
                           ASSUMPTION OF OBLIGATIONS

         2.1 Assumption of Obligations. Subject to the provisions of this Section 2.1 and Section 2.2, on the Closing Date (as defined in Section 4.1), Buyer shall assume the obligations of Seller arising or to be performed after the Closing under the Contracts referred to in Section 1.1.3 hereto in effect as of the Closing and all other liabilities and obligations that arise from the ownership or operation of the Stations Assets after the Closing. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Liabilities."

         2.2 Retained Liabilities. Notwithstanding anything contained in this Agreement to the contrary, Buyer does not assume or agree to pay, satisfy, discharge or perform, and will not be deemed by virtue of the execution and delivery of this Agreement or any document delivered at the execution of this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, to have assumed, or to have agreed to pay, satisfy, discharge or perform, any liability or obligation of the Seller other than the Assumed Liabilities, including, without limitation, any of the following liabilities or obligations of the Seller (the "Retained Liabilities"):

                    (a) all obligations or liabilities of Seller or any predecessor or Affiliate (as defined in Section 17.2) of Seller which in any way relate to or arise out of any of the Excluded Assets;

                    (b) other than Taxes expressly allocated pursuant to other provisions of this Agreement, Tax liabilities of any and all kinds (federal, state, local, and foreign) of Seller including, without limitation, any liabilities for Taxes on or measured by income, liabilities for withheld federal and state income Taxes and employee F.I.C.A. (Federal Insurance Contribution Act) or employer F.I.C.A., and liabilities for income Taxes arising as a result of the transfer of the Stations Assets or otherwise by virtue of the consummation of the transactions contemplated hereby;

                    (c) except for the leases listed on Schedule 1.1.8, all liabilities or obligations of Seller owed to Seller's Affiliates;

                    (d) all liabilities or obligations of Seller for borrowed money or for interest on such borrowed money;

                    (e) all liabilities or obligations arising out of any breach by Seller or any predecessor or Affiliate of any of the terms or conditions of any provision of any Contract;

                    (f) all liabilities and obligations of Seller or any predecessor or Affiliate of Seller resulting from, caused by or arising out of, any violation of law;

                    (g) any claims, liabilities, and obligations of Seller as an employer, including, without limitation, liabilities for wages, supplemental unemployment benefits, vacation benefits (except as otherwise provided in Section 9.1.6), severance benefits, retirement benefits, COBRA benefits, FMLA benefits, WARN obligations and liabilities, or any other employee benefits, withholding Tax liabilities, workers' compensation, or unemployment compensation benefits or premiums, hospitalization or medical claims, occupational disease or disability claims, or other claims attributable in whole or in part to employment or termination by Seller or arising out of any labor matter involving Seller as an employer, and any claims, liabilities and obligations arising from or relating to the Employee Benefit Plans;

                    (h) any claims, liabilities, losses, damages, or expenses relating to any litigation, proceeding, or investigation of any nature arising out of the operations of the Stations prior to or as of the Closing including, without limitation, any claims against or any liabilities for injury to or death of persons or damage to or destruction of property, any workers' compensation claims, and any warranty claims;

                    (i) except as provided in Section 3.3, any accounts payable, other indebtedness, obligations or accrued liabilities of Seller;

                    (j) any claims, liabilities, losses, damages, expenses or obligations resulting from the failure to comply with or imposed pursuant to any Environmental Law (as defined in Section 6.1.11(f)) or resulting from the use, presence, generation, storage, treatment, transportation, handling, disposal, emission or release of Hazardous Substances (as hereinafter defined in Section 6.1.11 hereof), solid wastes, and gaseous matters by Seller and by any other person in relation to Seller or the Stations to the extent related to, arising from or otherwise attributable to acts or omissions prior to or conditions existing as of the Closing, including, without limitation, any liability or obligation for cleaning up waste disposal sites from or related to acts or omissions prior to or as of the Closing;

                    (k) any fees and expenses incurred by Seller in connection with negotiating, preparing, closing, and carrying out this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of Seller's attorneys, accountants, consultants and brokers; and

                    (l) all liabilities and obligations of Seller under any of the Management Agreements (as defined in Section 8.1.13) and as a guarantor of indebtedness of the shareholders of the general partner of Seller as described in Note 7 to the Seller's Year-End Financial Statements (as defined in Section 6.1.3).

                                   ARTICLE 3
                                 CONSIDERATION

         3.1 Delivery of Consideration. In exchange for the Stations Assets, in addition to the assumption of the Assumed Liabilities, Buyer shall, subject to Articles 11 and 12 hereof, at the Closing (as defined in Section 4.1) deliver to Seller the sum of (a) Ninety-Five Million Dollars ($95,000,000), plus (b) an amount (the "Account Receivable Amount") equal to the accounts receivable of Seller as of 12:01 a.m. of the Closing Date (the "Effective Time"), net of an allowance for uncollectible accounts established in accordance with GAAP (as defined in Section 6.1.3 hereof) determined as of the Effective Time (subject to adjustment as set forth in this Agreement, the "Purchase Price") by wire transfer of immediately available funds; provided that a portion of the Purchase Price equal to $2,763,640 will be paid by Buyer into escrow pursuant to the terms of the Indemnification and Escrow Agreement among Buyer, Seller and Key Trust Company of Ohio, N.A., as escrow agent, attached hereto as Exhibit A (the "Indemnification and Escrow Agreement"). The Accounts Receivable Amount paid at Closing shall be based on a good faith estimate which is mutually agreed upon by Buyer and Seller and shall be adjusted post-Closing, if necessary, in conjunction with the final allocation and proration provided for in Section 3.3.2.

         3.2 Allocation of Consideration. Buyer and Seller agree that the Purchase Price (including the amount of the Assumed Liabilities) will be allocated among the Stations Assets prior to the Closing Date by mutual agreement between Buyer and Seller, and Buyer and Seller agree to be bound by such allocation. Such allocation may be adjusted if necessary as a result of an adjustment pursuant to Section 3.3.2. Such allocation shall comply with
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder. Subject to the requirements of applicable Tax law, all Tax Returns and reports including, without limitation, Form 8594, filed by Buyer and Seller shall be prepared consistently with such allocation and neither Buyer nor Seller shall take a position contrary thereto. Any disputes regarding the allocation of the Purchase Price (including the amount of the Assumed Liabilities) shall be referred for resolution to BIA, and the fees and expenses of BIA shall be borne equally by Buyer and Seller.

         3.3        Allocations and Prorations.

                    3.3.1 The operation of the Stations and the income and expenses attributable thereto through the Effective Time shall be for the account of Seller and thereafter shall be for the account of Buyer. Expenses for goods and services received both before and after the Effective Time, utilities charges, ad valorem, real estate, property and other Taxes (other than income Taxes, which shall be Seller's sole responsibility for all taxable periods ending prior to and including the Effective Time, and those Taxes arising from the sale and transfer of the Stations Assets, which, in the case of transfer and other similar Taxes, shall be paid as set forth in Section 13.2), income and expenses under the Contracts (other than Trade Agreements), prepaid expenses, music and other license fees (including any retroactive adjustments thereof), and rents and similar prepaid and deferred items shall be prorated between Seller and Buyer in accordance with the foregoing. Notwithstanding the foregoing, no proration shall be made with respect to any prepaid expense or other deferred item unless Buyer will receive a benefit in respect of such prepayment or deferral after the Effective Time. For purposes of this Section 3.3.1, ad valorem and other real estate Taxes shall be apportioned on the basis of the Taxes assessed for the most recently-completed calendar year, with a reapportionment as promptly as practicable after the Tax rates and real property valuations for the calendar year in which the Closing occurs can be ascertained. In addition, Buyer shall be entitled to a credit in this proration process for the amount of any Taxes (or other governmental charges) that are due and payable by Seller, but are being contested by Seller in good faith in appropriate proceedings and are secured by Liens on the Stations Assets that have not been removed as of or before the Closing (but once such amounts are finally determined, Buyer shall use such credit to remove such liens and return to Seller the excess of (i) the amount of such credit minus
(ii) the amount of such Taxes or other governmental charges as finally determined, or Seller shall pay to Buyer the deficiency, as appropriate).

                    3.3.2 Allocation and proration of the items set forth in Subsection 3.3.1 above shall be made by Buyer and a statement thereof given to Seller within thirty (30) days after the Closing Date. Seller shall give written notice of any objection thereto within twenty (20) business days after receipt of such statement, detailing the reason for such objection and stating the amount of the proposed final allocation and proration and/or Account Receivable Amount, as applicable. If a timely objection is made and the parties cannot reach agreement within thirty (30) days after receipt of the objection as to the amount of the final allocation and proration and/or Account Receivable Amount, as applicable, the matter shall be referred to Ernst & Young LLP (the "Independent Auditor") to resolve the matter, whose decision will be final and binding on the parties, and whose fees and expenses shall be borne by Buyer and Seller in accordance with the following: each party shall pay an amount equal to the sum of all fees and expenses of the Independent Auditor on a proportional basis taking into account the amount of the net allocation and proration proposed by each of Buyer and Seller and the amount of the final allocation and proration determined by the Independent Auditor (for example, if Buyer proposed a payment of $10 to Seller, Seller proposed a payment of $100, and the Independent Auditor proposed a payment of $30, Buyer would pay 20/90ths of the Independent Auditor's fees and Seller would pay 70/90ths of those fees based on the $90 in dispute between the parties).

                                   ARTICLE 4
                                    CLOSING

         4.1 Closing. The consummation of the transactions contemplated herein (the "Closing") shall occur, except as otherwise mutually agreed upon by Buyer and Seller (a) within ten (10) business days after the FCC Consents (as hereinafter defined) to the assignment of the Stations Licenses have become Final Orders (as hereinafter defined) or (b) at such later date that all other terms and conditions as set forth in Articles 11 and 12 have been satisfied, or such other date as may be mutually agreed to by the parties ("Closing Date"); provided, however, that in no event shall the Closing occur prior to January 4, 1999. For purposes of the Agreement, "Final Order" means action by the FCC consenting to the assignments contemplated by this Agreement which is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action no timely request for stay, petition for rehearing, or reconsideration, application for review or appeal is pending, and as to which the time for filing any such request, petition or appeal or reconsideration by the FCC on its own motion has expired. The Closing shall be held in the offices of Benesch, Friedlander, Coplan & Aronoff, LLP, 2300 BP America Building, Cleveland, Ohio, or at such place as the parties hereto may agree.

                                   ARTICLE 5
                             GOVERNMENTAL CONSENTS

         5.1 FCC Consent. It is specifically understood and agreed by Buyer and Seller that the Closing and the assignments of the Stations Licenses and the transfer of the Stations Assets are expressly conditioned on and are subject to the prior consent and approval of the FCC ("FCC Consents").

         5.2 FCC Applications. Within ten (10) business days after the execution of this Agreement or such earlier time as shall be agreed to by all of the parties hereto, Buyer and Seller shall file application with the FCC for the FCC Consents ("FCC Applications").

                                   ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         6.1 Representations and Warranties of Seller. Seller represents and warrants to the Buyer the following:

                    6.1.1         Organization, Good Standing, Etc.  (a)
Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Ohio, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify has not had and would not reasonably be expected to have a material adverse effect on the Stations Assets, the Assumed Liabilities or the business of any of the Stations, or on Seller's ability to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect").

                    (b) Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

                    6.1.2 Authority. Assuming the consents identified by this Section 6.1.2 and Section 6.1.14 are obtained, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Seller (i) violate, conflict with or result in any breach of any provision of the certificate of limited partnership and the limited partnership agreement of Seller, (ii) violate, conflict with or will result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or will result in the acceleration of, or entitle any party to accelerate (whether as a result of the sale of the Stations Assets or otherwise) any obligation, or result in the loss of any benefit, or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of Seller or any of its subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement or other instrument or obligation to which any of them are a party or by which they or any of their properties or assets may be bound or affected, or (iii) violate any order, writ, judgment, injunction, decree, statute, rule or regulation, of any court, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity") applicable to Seller or any of its respective properties or assets, except for those violations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Seller in connection with the execution, and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (i) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration of the applicable waiting period thereunder, and (ii) the FCC Consents.

                    6.1.3         Financial Statements.  Attached as Schedule
6.1.3 are copies of the Stations' (a) balance sheets at December 31, 1996 and 1997 and the related statements of income and cash flow for the fiscal years then ended, which have been reviewed by Cohen & Company (the "Seller's Year-End Financial Statements"), and (b) internally prepared balance sheets at May 31, 1997 and 1998, and the related statement of income for the periods then ended (such financial statements collectively being referred to as the "Seller's Financial Statements"). Except as set forth on Schedule 6.1.3, the Seller's Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby ("GAAP") and present fairly, in all material respects, the financial position, results of operations and changes in cash flows of the Stations as of such dates and for the periods then ended (subject to the absence of notes and to normal, recurring adjustments that would not be material in the aggregate), other than Trade Agreements.

                    6.1.4 Absence of Undisclosed Liabilities. Except as set forth on Schedule 6.1.4 hereto, there are no material liabilities of Seller of any kind whatsoever with respect to the Stations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that are required to be reflected on, or disclosed in the notes to, a consolidated balance sheet of Seller prepared in accordance with GAAP, other than liabilities and obligations (a) provided for or reserved against in the Seller's internally prepared balance sheet at May 31, 1998 described in Section
6.1.3 (the "May 1998 Balance Sheet") or reflected in the notes thereto or (b) arising after May 31, 1998, in the ordinary course of business and consistent with past practices and which individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.

                    6.1.5         Compliance with Applicable Laws, FCC Matters.
(a) Except as permitted or contemplated hereby, the operations of the Stations have been and now are being conducted in compliance in all material respects with the Stations Licenses, each law, ordinance, regulation, judgment, decree, injunction, rule or order of the FCC or any other Governmental Entity binding on Seller, the Stations or their respective properties or assets. No investigation or review by any Governmental Entity with respect to Seller or the Stations is pending or, to the Seller's knowledge, is threatened. Without limiting the generality of the foregoing, Seller has complied in all material respects with the Communications Act of 1934, as amended (the "Communications Act"), all rules, regulations and written policies of the

FCC thereunder, all obligations with respect to equal opportunity under applicable law and the FCC's policy on exposure to radio frequency radiation applicable to the Stations. No renewal of any Stations License would constitute a major environmental action under the rules of the FCC. Access to the Stations' transmission facilities are restricted in accordance with the policies of the FCC. In addition, Seller has duly and timely filed, or caused to be filed, with the appropriate Governmental Entities all reports, statements, documents, registrations, filings or submissions with respect to the operations of the Stations and the ownership thereof, including, without limitation, applications for renewal of authority required by applicable law to be filed. All such filings complied in all material respects with applicable laws when made and, to the Seller's knowledge, no deficiencies have been asserted with respect to any such filings. All of the material required by 47 C.F.R. Section 73.3526 to be kept in the public inspection files of the Stations is in such files. Except as disclosed on Schedule 6.1.5, Seller has no knowledge of any fact or circumstance relating to Seller or the Stations arising from noncompliance with the Communications Act, or the rules, regulations or written policies of the FCC in effect on the date of this Agreement that could reasonably be expected to (i) disqualify the Seller from assigning the Stations Licenses to the Buyer or (ii) prevent or delay the consummation by them of the transactions contemplated by this Agreement. The ground system of the AM Station is as specified in the current license or applicable construction permit for the AM Station (including with respect to the number, length and burial depth or radials).

                    (b) Schedule 1.1.1 lists (i) all licenses, permits and other authorizations (including all STL licenses and construction permits) issued to Seller by the FCC relating to the Stations and held by them as of the date of this Agreement and (ii) all licenses, permits, or authorizations issued to Seller by any other Governmental Entities which are material to the operations of the Stations and held by them as of the date of this Agreement. Such licenses, permits and authorizations, and all applications for modification, extension or renewal thereof or for new licenses, permits, permissions or authorizations that would be material to the operations of the Stations, are collectively referred to herein as the Stations Licenses (as further defined in Section 1.1.1), each of which is in full force and effect. All towers and other structures used in the operation of the Stations or located on the Real Property are obstruction marked and lighted to the extent required by, and in accordance with the rules and regulations of the Federal Aviation Administration (the "FAA"), the Commission and other federal, state and local authorities. Appropriate notifications to the FAA and registrations with the FCC have been filed for such towers where required. Except for proceedings affecting the radio broadcast industry generally, there are no proceedings pending or, to Seller's knowledge, threatened with respect to Seller's ownership or operation of the Stations which reasonably may be expected to result in the revocation, material adverse modification, non-renewal or suspension of any of the Stations Licenses, the denial of any pending applications for Stations Licenses, the issuance against Seller of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to the Stations Licenses, or which reasonably may be expected to adversely affect the Stations' ability to operate as currently operated or Buyer's ability to obtain assignment of the Stations Licenses. With the exception of operations pursuant to the existing STAs set out in Section 1.1.1 hereto, and with the further exception of such temporary reduced power operations as are necessary for routine maintenance, the Stations operate (i) in conformity with Stations Licenses; and (ii) within the operating power tolerances specified in 47 C.F.R.
Section 73.1560(b). No other broadcast station or radio communications facility is causing interference to the Stations' transmissions beyond that which is allowed by FCC rules and regulations. Seller has all necessary authority to use the call signs set forth on Schedule 1.1.1.

                    6.1.6 Litigation. Except as disclosed on Schedule 6.1.6, there are no actions, suits, inquiries, judicial or administrative proceedings, or arbitrations pending or, to the knowledge of Seller, threatened against Seller or any of its respective properties or assets by or before any arbitrator or Governmental Entity nor are there any investigations relating to Seller or any of its respective properties or assets pending or, to the knowledge of Seller, threatened by or before any arbitrator or Governmental Entity that has had or that reasonably could be expected to have a Material Adverse Effect. There are no material judgments, decrees, injunctions, or orders of any Governmental Entity or arbitrator outstanding against Seller or any of its respective properties or assets. There is no action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Seller, threatened against Seller by a third party relating to the transactions contemplated by this Agreement.

                    6.1.7 Insurance. Schedule 6.1.7 sets forth a list of all fire, liability and other forms of insurance and all fidelity bonds held by or applicable to the Stations setting forth in respect of each such policy the policy name, policy number, carrier, term, type of coverage and annual premium, each of which is in full force and effect on the date hereof, valid and enforceable in accordance with its terms and in amounts which are adequate in relation to the business and assets of Seller and the Stations. To Seller's knowledge, no event has occurred, including, without limitation, the failure by Seller to give any notice or information, or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of Seller under any such insurance policies. Seller shall keep comparable policies of insurance in effect for acts, omissions and events occurring on or prior to the Closing Date.

                    6.1.8 Real Estate. (a) Seller has, and upon Closing, Buyer will have, good and marketable title to the Owned Real Estate and, except as set forth on Schedule 1.1.8, valid leaseholds in the Leased Real Estate, free and clear of any Liens except for the

Permitted Liens. The buildings (or portions thereof), improvements and fixtures that are included in the Real Estate are suitable for their intended use. Seller owns, or has a valid right to use adequate routes of ingress and egress to, from and over all of the Real Estate necessary to operate the Stations. The Real Estate has adequate water supply, sewage and waste disposal facilities, is connected to and served by telephone, gas, electricity and other utility equipment facilities and services necessary for the operation or use of the Real Estate. Such facilities and services are adequate for the present use and operation of the Real Estate on a fully occupied basis, and are installed and connected pursuant to valid material permits and are in material compliance with all material governmental regulations. To Seller's knowledge, no fact or condition exists which would result in the termination or impairment of the furnishing of utility services to the Real Estate. Schedule 1.1.7 lists the street address and/or legal descriptions of the Owned Real Estate and Schedule
1.1.8 lists the street addresses and/or legal descriptions of the Leased Real Estate. All real estate Taxes, assessments and use charges pertaining to the Owned Real Estate that have become due have been paid in full.

                    (b) The Real Estate, any improvements thereon, and the use by Seller thereof, conform in all material respects, to (i) all applicable laws, including but not limited to zoning requirements and the Americans With Disabilities Act, and (ii) all restrictive covenants, if any. There are no eminent domain proceedings pending, or to Seller's knowledge, threatened against the Real Estate. All material improvements (i) have been constructed in a good and workmanlike manner, free, in all material respects, from defects in workmanship and material, and (ii) have been constructed, occupied, maintained and operated in material compliance with all applicable laws, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, building set-back lines, covenants, reservations, and easements, and Seller has received no notice, written or verbal, claiming any material violation of any of the same or requesting or requiring the performance of any material repairs, alterations or other work in order to so comply. Other than Permitted Liens, no improvement on any of the Real Estate encroaches upon any adjacent real property of any other person or entity. The heating, air conditioning, plumbing, ventilating, utility, sprinkler and other mechanical and electrical systems, apparatus and appliances located on the Real Estate or in the improvements are in good operating condition (normal wear and tear excepted), free from material defects in workmanship and material.

                    6.1.9 Personal Property. Schedule 1.1.2 hereto contains a list of all material tangible personal property and assets owned or held by Seller and used in the conduct of the business and operations of the Stations (other than Real Estate, which is addressed in the foregoing Section 6.1.8). Except as disclosed in Schedule 1.1.2, Seller owns and will have on the Closing Date, and upon Closing Buyer will own and will have, good and marketable title to all property referred to in the immediately preceding sentence and none of such property is, or at the Closing will be, subject to any Liens other than Permitted Liens. The tangible personal property and fixtures owned or used by Seller necessary for the operation of the Stations, are, in all material respects, in good operating condition (subject to normal wear and tear) and are sufficient to permit the conduct of the business of the Stations in material compliance with FCC rules and regulations. Seller owns or holds under valid leases, all of the tangible personal property and fixtures necessary to conduct the business of the Stations as presently conducted. The Stations Assets to be transferred hereunder constitute all of the assets, rights and properties that are required for the operation of the Stations as they are now conducted.

                    6.1.10 Liens and Encumbrances. All of the Stations Assets are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind (collectively, "Liens") except (a) statutory Liens securing payments not yet delinquent or the validity of which are being contested in good faith by appropriate actions, (b) purchase money Liens arising in the ordinary course,
(c) Liens for Taxes not yet delinquent, (d) Liens securing indebtedness, all of which Liens will be discharged at the Closing upon repayment by Seller of all amounts due and owing, (e) Liens which in the aggregate do not materially detract from the value or materially impair the present and continued use of the properties or assets subject thereto in the usual and normal conduct of the business of the Stations, (f) Liens on leases arising from the provisions of such leases, (g) zoning ordinances and (h) any other permitted exceptions listed on Schedule 6.1.10 hereto (the Liens referred to in clauses (a) through (h) being "Permitted Liens").

                    6.1.11  Environmental Matters.

         On the date of this Agreement, except as disclosed on Schedule 6.1.11:

                    (a) The Stations and any and all Real Estate is, and to Seller's actual knowledge with respect to any predecessor or prior owner, operator or lessee (each a "Predecessor") has been, in compliance, in all material respects, with all Environmental Laws (defined in Section 6.1.11(f));

                    (b) No judicial or administrative proceedings are pending or, to the knowledge of Seller threatened against Seller, relating to any of the Real Estate, alleging the violation of or seeking to impose liability on Seller pursuant to any

         Environmental Law. Seller has not received any written notice or claim or other written communication from any Governmental Entity or other person alleging the violation of or liability under any Environmental Laws in connection with any of the Real Estate or operations thereon;

                    (c) There are no facts, circumstances or conditions associated with the Real Estate or the operations thereon known to Seller that could reasonably be expected to give rise to a material environmental claim against the Stations or the owner or operator thereof or result in the Stations or the owners or operators thereof incurring material Environmental Costs and Liabilities (as defined in subsection (f) below);

                    (d) All substances, materials or waste that are regulated by federal, state or local government under the Environmental Laws as hazardous, toxic or a pollutant or contaminant as well as any petroleum or petroleum derived product (collectively, "Hazardous Substances"), used or generated by Seller or to Seller's actual knowledge, by any Predecessor in connection with the Real Estate, have been stored, used, treated, and disposed of by such persons or on their behalf in such manner as not to result in any material Environmental Costs or Liabilities;

                    (e) There are not now, nor have there been in the past, on, in or under any Real Estate when owned, leased or operated by Seller or, to Seller's knowledge, when owned, leased or operated by any Predecessor, any of the following: (i) underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Substances, (ii) asbestos containing materials, (iii) polychlorinated biphenyls or related compounds (other than those labeled and maintained in accordance with applicable Environmental Laws) in amounts or concentrations regulated under the Environmental Laws or
         (iv) radioactive substances in amounts or concentrations regulated under the Environmental Laws; and

                    (f) For purposes of this section, the following terms have the following meanings: "Environmental Laws" shall mean all applicable federal, state and local laws, statutes, codes, rules, regulations, common law or other legal requirements relating to the environment, natural resources, and public or employee health and safety; "Environmental Costs and Liabilities" means any losses, including environmental remediation costs, liabilities, obligations, damages, fines, penalties or judgments, arising from or under any Environmental Law or order of or agreement with any Governmental Entity or other person.

                    6.1.12 Taxes. (a) All Tax Returns (as defined in subsection (g) below) that are required to be filed on or before the execution of this Agreement by Seller have been duly filed on a timely basis under the statutes, rules and regulations of each jurisdiction in which such Tax Returns are required to be filed and Seller will file or will cause to be duly filed, all Tax Returns required to be filed by Seller as of the Closing Date and with respect to any taxable period prior to or which includes the Closing Date. All such Tax Returns are (or will be) complete and accurate in all respects.
Except as set forth on Schedule 6.1.12, all Taxes, whether or not reflected on the Tax Returns, which are due with respect to Seller and any Affiliates have been timely paid by Seller, and/or any such Affiliates, whether or not such Taxes are disputed.

                    (b) No claim for assessment or collection of Taxes has been asserted against Seller or any Affiliates. Neither Seller nor its Affiliates are a party to any pending audit, action, proceeding or investigation by any Governmental Entity for the assessment or collection of Taxes nor do Seller or any of its Affiliates have knowledge of any threatened audit, action, proceeding or investigation.

                    (c) Neither Seller nor its Affiliates have waived or extended any statutes of limitation for the assessment or collection of Taxes. No claim has ever been made by a Governmental Entity in a jurisdiction where Seller or any of its Affiliates do not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction nor is Seller or any of its Affiliates aware that any such assertion of jurisdiction is pending or threatened. No Liens, other than Permitted Liens (whether filed or arising by operation of law), have been imposed upon or asserted against any of the Stations Assets as a result of or in connection with any failure, or alleged failure to pay any Tax.

                    (d) Seller has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                    (e)   Seller is not a foreign person within the meaning of
Section 1445 of the Code.

                    (f) None of the Stations Assets is (i) "tax-exempt use" property within the meaning of Section 168(h) of the Code, (ii) required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (iii) "tax exempt bond financed property" within the meaning of Section 168(g) of the Code or (iv) "limited use property" (as that term is used in Rev. Proc. 76-30).

                    (g) For purposes of this Agreement, the terms "Tax" and "Taxes" shall mean all federal, state, local, or foreign taxes, assessments, duties, levies or similar charges of any kind including, without limitation, all income, payroll, Medicare, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, duty, transfer, workers' compensation, severance, windfall profits, environmental (including Taxes under Section 59A of the Code), other Tax, charge, fee, levy or assessment of the same or of a similar nature, including any interest, penalty, or addition thereto' whether disputed or not. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

                    (h) Alternative Procedure. Buyer and Seller agree that, pursuant to the "Alternative Procedure" provided in section 5 of Revenue Procedure 96-60, 1996-2 C.B. 399, (i) Buyer and Seller will report on a predecessor/successor basis as set forth therein, (ii) Seller will be relieved from filing a Form W-2 with respect to any employee of Seller who accepts employment with Buyer and (iii) Buyer will undertake to file (or cause to be filed) a Form W-2 for each such employee for the year that includes the Closing Date (including the portion of such year that such employee was employed by Seller). Seller agrees to provide Buyer with all payroll and employment-related information with respect to each employee of Seller who accepts employment with Buyer.

                    6.1.13 Personnel. Attached as Schedule 6.1.13 is a complete and correct list as of the date of this Agreement of the names, positions, and location of all employees or other station and broadcast personnel (whether employees or independent contractors) of the Stations, which sets forth the current salaries of all such employees and the other compensation arrangements with all General Managers, Station Managers, General Sales Managers, Local Sales Managers, National Sales Managers, Program Directors, Business Managers and Traffic Managers (collectively, "Station Management") and all on-the-air broadcast personnel of the Stations and indicates which of those employees, Station Management or on-the-air broadcast personnel is a party to an employment or consulting or similar contract with Seller that is not terminable upon not more than 60 days notice without additional cost to Seller.

                    6.1.14  Certain Agreements.  Except as set forth on
Schedule 6.1.14, the Contracts are the only contractual agreements necessary to carry out the business and operations of the Stations as currently conducted. Each Contract (as identified on Schedule 1.1.3) is a valid and binding obligation of Seller and is in full force and effect and, to the knowledge of Seller, each other party to such Contract with respect to the Stations, has performed in all material respects the obligations required to be performed by it and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. Schedule 1.1.3 identifies, as to each Contract, whether the consent of the other party thereto is required in order for such Contract to continue in full force and effect upon the consummation of the transactions contemplated hereby. There has not been (i) any threatened cancellation of any material Contracts, (ii) any outstanding disputes, of a material nature under any material Contracts or
(iii) to the Seller's knowledge, any bases for any claim of breach or default thereunder. Seller has no knowledge that any of the material Contracts that are renewable will not be renewed by the other party on commercially reasonable terms.

                    6.1.15 ERISA Compliance. Neither Seller nor any other trades or businesses under common control, or which is treated as a single employer with Seller under Sections 414(b),(c),(m) or (o) of the Code (collectively, the "ERISA Group") has contributed or been obligated to contribute to any "multi employer plan" as such term is defined in Section 3(37) or Section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") except as disclosed on Schedule 6.1.15. Schedule
6.1.15 lists all "employee benefit plans" within the meaning of Section 3(3) of ERISA and bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, salary continuation, educational assistance, club memberships, company car (other than those provided to employees pursuant to employment agreements listed on Schedule 1.1.3 hereto), insurance or other plan or arrangement or understanding providing benefits to any present or former employee or contractor of the Stations maintained by Seller or as to which Seller (with respect to such individuals) has any liability or obligation (collectively, "Employee Benefit Plans").

                    6.1.16 Labor. Seller has not agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of its employees. Except as disclosed on Schedule 6.1.16, since June 30, 1995, Seller (a) is and has been in compliance, in all material respects, with all applicable laws regarding employment and employment practices, terms and conditions of employment, wages and hours, and plant closing, occupational safety and health and workers' compensation and is not engaged, nor has it engaged, in any unfair labor practices, (b) has no, and has not had any unfair labor practice charges or complaints pending or, to the Seller's knowledge, threatened against it before the National Labor Relations Board, (c) has no and has not had any grievances pending or, to Seller's knowledge, threatened against it and (d) has no, and has not had any charges pending or, to Seller's knowledge, threatened against it before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices. There is no labor strike, slowdown, work stoppage or lockout actually pending or, to the knowledge of Seller, threatened against or affecting the Stations. To Seller's knowledge, no union organizational campaign or representation petition is currently pending with respect to the employees of Seller.

                    6.1.17 Patents, Trademarks, Etc. Schedule 1.1.4 sets forth all call letters, patents, patent applications, trademarks, trade names, Internet domain names, service marks, trade secrets, applied for, issued, owned or used, copyrights and other proprietary Intellectual Property used in the operation of the Stations (whether owned, leased or licensed by Seller).
Seller has, and upon the Closing Buyer will have, good and marketable title to the material Intellectual Property owned by it, free and clear of any Liens except for Permitted Liens and except for any infringement claims by third parties of which Seller is not aware. Seller has not received any notice of any claimed conflict, violation or infringement of such Intellectual Property rights, and to the Seller's knowledge, none of such Intellectual Property rights are being infringed by any third party. To Seller's knowledge, the operation of Seller's business does not infringe on the intellectual property rights of any other person.

                    6.1.18 Absence of Certain Changes or Events. Except as contemplated or expressly permitted by this Agreement, since December 31, 1997 there has not been (a) any material damage, destruction or loss of any kind with respect to the Stations not covered by valid and collectible insurance, nor, to Seller's knowledge, has there been any event or circumstance which has had or reasonably could be expected to have a Material Adverse Effect; (b) the execution of any agreement with any Station Management or broadcast personnel (whether an employee or independent contractor) providing for his/her employment, or any increase in compensation or severance or termination of benefits payable or to become payable by Seller to any officer, Station Management, or broadcast personnel (whether an employee or independent contractor), or any increase in benefits under any collective bargaining agreement, except as to all of the foregoing in this clause (b), in the ordinary course of business consistent with prior practices and except as permitted by Section 8.1.1 or (c) any change by Seller in its financial or Tax accounting principles or methods, except insofar as required by GAAP, applicable law or circumstances which did not exist as of the date of the December 31, 1997 balance sheet included in the Seller's Financial Statements.

                    6.1.19 Commission or Finder's Fees. Neither Seller nor any entity acting on behalf of Seller has agreed to pay a commission, finder's fee or similar payment to any person or entity in connection with this Agreement or any matter related hereto.

                    6.1.20 Full Disclosure. No representation or warranty by Seller contained in this Agreement (including the Schedules hereto) or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                    6.1.21 Seller's Financial Condition. No insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its respective assets or properties are pending, or to the Seller's knowledge, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute a basis for, the institution of any such insolvency proceedings. Seller shall use the proceeds received under this Agreement to pay or to make appropriate provision for the payment of any and all creditors of Seller prior to making any distribution to its partners.

                    6.1.22 Books and Records. The books, records and accounts of Seller maintained with respect to the Stations, accurately and fairly reflect, in reasonable detail, in all material respects, the transactions and the assets and liabilities of Seller. Seller has not engaged in any transaction, maintained any bank account or used any of the funds of Seller except for transactions, bank accounts and funds which have been and are reflected, in all material respects, in the normally maintained books and records of the Stations.

                    6.1.23 Barter Arrangements. Schedule 6.1.23 accurately describes all barter, trade or similar arrangements for the sale of advertising for other than cash and all Trade Agreements relating to the operation of the Stations which are outstanding as of the date hereof. With respect to the Stations, all such advertising time sold under barter, trade or similar arrangements for other than cash or under Trade Agreements may be, preempted by advertising time that is sold for cash. All such barter, trade or similar arrangements for the sale of advertising time for other than cash and all Trade Agreements have been entered into in the ordinary course consistent with past practices.

                    6.1.24 Interest in Competitors, Suppliers and Customers. Except as set forth on Schedule 6.1.24 hereto, neither Seller nor any partner or Affiliate of Seller has any ownership interest in any competitor, supplier, customer or other service provider of Seller or any property used in the operation of the business of Seller.

                                   ARTICLE 7
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         7.1 Representations and Warranties of Buyer. Buyer represents and warrants to Seller the following:

                    7.1.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify has not had and would not reasonably be expected to have a material adverse effect on the assets, or the business of Buyer, or on Buyer's ability to consummate the transactions contemplated by this Agreement.

                    7.1.2 Authorization and Binding Obligation. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer's execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

                    7.1.3 Qualification. To Buyer's knowledge, there is no fact, allegation, condition, or circumstance that could reasonably be expected to prevent the prompt grant of the FCC Consents. Buyer knows of no fact that would, under the Communications Act, or the rules, regulations and policies of the FCC, disqualify Buyer from becoming the licensee of the Stations or, as of the date hereof, otherwise require Buyer to obtain a waiver of any FCC rule, regulation or policy in order to obtain the FCC Consents. There are no proceedings, complaints, notices of forfeiture, claims, or investigations pending or, to the knowledge of Buyer, threatened against any or in respect of any of the broadcast stations licensed to Buyer or its Affiliates that would materially impair the qualifications of Buyer to become a licensee of the Stations or delay the FCC's processing of the FCC Applications.

                    7.1.4 Absence of Conflicting Agreements or Required Consents. Except as set forth in Schedule 7.1.4 hereof, the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by Buyer: (a) do not violate, conflict with or result in any breach of any provision of the charter or bylaws of Buyer; (b) violate, conflict with or will result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or will result in the acceleration of, or entitle any party to accelerate (whether as a result of the sale of the Stations Assets or otherwise) any obligation, or result in the loss of any benefit, or give rise to the creation of any lien, charge, security interest or encumbrance upon any of the properties or assets of Buyer or any its subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture or deed of trust, or any license, lease, agreement or other instrument or obligation to which any of them are a party or by which they or any of their properties or assets may be bound or affected, or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Buyer or any of its respective properties or assets, except for those violations that individually or in the aggregate could not reasonably be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

                    7.1.5 Litigation. There are no actions, suits, inquiries, judicial or administrative proceedings, or arbitrations pending or, to the knowledge of Buyer, threatened against Buyer or any of its respective properties or assets by or before any arbitrator or Governmental Entity nor are there any investigations relating to Buyer or any of its respective properties or assets pending or, to the knowledge of Buyer, threatened by or before any arbitrator or Governmental Entity that has had or that reasonably could be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement. There are no material judgments, decrees, injunctions, or orders of any Governmental Entity or arbitrator outstanding against Buyer or any of its respective properties or assets that has had or that reasonably could be expected to have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement. There is no action, suit, inquiry, judicial or administrative proceeding pending or, to the knowledge of Buyer, threatened against Buyer by a third party relating to the transactions contemplated by this Agreement.

                    7.1.6 Commission or Finder's Fees. Neither Buyer nor any entity acting on behalf of Buyer has agreed to pay a commission, finder's fee or similar payment to any person or entity in connection with this Agreement or any matter related hereto.

                    7.1.7 Full Disclosure. No representation or warranty by Buyer contained in this Agreement (including the Disclosure Schedules hereto) or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE 8
                              COVENANTS OF SELLER

         8.1 Seller Covenants. Seller covenants and agrees with Buyer that, pending Closing and except as otherwise agreed to in writing by Buyer:

                    8.1.1         Conduct Prior to the Closing.  Seller shall:

                    (a) use commercially reasonable efforts to maintain its present business organization, keep available the services of its present employees and independent contractors, preserve its relationships with its customers and others having business relationships with it, and refrain from materially and adversely changing any of its business policies (including but not limited to advertising (including substantially the same amount of cash expenditure), marketing, pricing, purchasing, personnel, sales, and budget policies);

                    (b) maintain its books of account and records in the usual and ordinary manner and in accordance with GAAP except as otherwise provided in Section 6.1.3;

                    (c) notify Buyer if the regular broadcast transmission of any of the Stations from its main transmitting facilities at full authorized effective radiated power is interrupted for a period of more than five consecutive hours or for an aggregate of 10 or more hours in any continuous three-day period; provided that no such notification is required in connection with the operation of WRMR pursuant to the STA referred to in Schedule 1.1.1 hereto;

                    (d) operate in the usual and ordinary course of business in accordance with past practices and conduct its business in all material respects in compliance with the terms of the Stations Licenses and all applicable laws, rules, and regulations, including, without limitation, the applicable rules and regulations of the FCC through the Closing Date;

                    (e) use, repair, and, if necessary, replace any Stations' studio and transmission assets in a reasonable manner consistent with historical practice and maintain its assets in substantially their current condition, ordinary wear and tear excepted;

                    (f) maintain insurance in conformity with Section 6.1.7 through the Closing Date;

                    (g) not knowingly incur any debts, obligations, or liabilities (absolute, accrued, contingent, or otherwise) that include obligations (monetary or otherwise) to be performed by Buyer after the Closing that exceeds $50,000 individually or $150,000 in the aggregate;

                    (h) not lease, mortgage, pledge, or subject to a lien, claim, or encumbrance (other than Permitted Liens) any of the Stations Assets or sell or transfer any of the Stations Assets without replacing such Stations Assets with an asset of substantially the same value and utility;

                    (i) without the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed, (i) not modify or extend any Contracts, other than contracts for the sale of advertising time for cash, or (ii) enter into any new Contract, other than Contracts for the sale of advertising time for cash, or other than non-advertising Contracts obligating the Companies to provide payments or benefits of less than $50,000 each over the life of the Contract and $150,000 in the aggregate;

                    (j) except for stay bonuses paid or payable by Seller, not make or grant any general wage or salary increase or generally materially modify the employees' terms and conditions of employment, other than in the ordinary course of business, consistent with past practices, and with respect to any Station Management and on-air personnel, Seller shall not make or grant any wage or salary increase or modify any terms and conditions of employment without the prior consent of Buyer;

                    (k) not make (i) any change in the accounting principles, methods, or practices followed by it or depreciation or amortization policies or rates or (ii) any change in any Tax election or settle any Tax audit or controversy relating to the Stations Assets;

                    (l) not make any loans or make any dividends or distributions other than of Excluded Assets;

                    (m) other than in the ordinary course of business, not cancel or compromise any debt or claim, or waive or release any right, of material value;

                    (n) not disclose to any person (other than Buyer and its representatives) any confidential or proprietary information;

                    (o) use its commercially reasonable efforts to maintain the present format of the Stations and with programming consistent with past practices;

                    (p) other than in the ordinary course of business, not increase the number of regularly scheduled commercial units run during the day-parts on the Stations (other than changes in the number of commercial units run during any day-part as a result of operating difficulties that require commercial units to be broadcast at times other than as scheduled); and

                    (q)   agree to do any of the foregoing.

                    8.1.2 Access. Seller shall, or shall cause the Stations, to (a) give Buyer and Buyer's counsel, accountants, engineers and other representatives, including environmental consultants, reasonable access during normal business hours to all of Seller's properties, books, Contracts, Trade Agreements, reports and records including financial information and Tax Returns relating to the Stations, and to all real estate, buildings and equipment relating to the Stations, in order that Buyer may have full opportunity to make such investigation, including but not limited to, environmental assessments, as it desires of the affairs of the Stations and (b) furnish Buyer with information, and copies of all documents and agreements including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Stations, that Buyer may reasonably request. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

                    8.1.3 Satisfaction of Conditions; Closing. Seller shall use all commercially reasonable efforts to conduct the business of the Stations in such a manner that on the Closing Date the representations and warranties of Seller contained in this Agreement shall be true in all material respects as though such representations and warranties were made on and as of such date. Furthermore, Seller shall cooperate with Buyer and use all commercially reasonable efforts to satisfy promptly all conditions required hereby to be satisfied by Seller in order to expedite the consummation of the transactions contemplated hereby.

                    8.1.4   Sale of Acquired Assets; Negotiations.
Seller shall not, and Seller shall cause its respective Affiliates, directors, officers, employees, agents, representatives, legal counsel, and financial advisors not to, (a) solicit, initiate, accept, consider, entertain or encourage the submission of proposals or offers from any person or entity with respect to the acquisition contemplated by this Agreement or any similar transaction wherein such person or entity would directly or indirectly acquire all or any portion of the Stations Assets or ownership interests in Seller, or any merger, consolidation, or business combination, directly or indirectly, with or for Seller or all or substantially all of the Seller's business, or (b) participate in any negotiations regarding, or, except as required by legal process (including pursuant to discovery or agreements existing on the date hereof), furnish to any person or entity (other than Buyer) to do or seek any of the foregoing. Seller shall not enter into any agreement or consummate any transactions that would interfere with the consummation of the transactions contemplated by this Agreement. Seller shall promptly notify Buyer if it receives any written inquiry, proposal or offer described in this Section 8.1.4 or any verbal inquiry, proposal or offer described in this Section 8.1.4 that is competitive with the terms of the transactions contemplated by this Agreement, and Seller shall inform such inquiring person or entity of the existence of this Agreement and make such inquiring person or entity aware of Seller's obligations under this Section
8.1.4. The notification under this Section 8.1.4 shall include the identity of the person or entity making such inquiry, offer, or other proposal, the terms thereof, and any other information with respect thereto as Buyer may reasonably request. Seller shall not provide any confidential information concerning its business or its properties or assets to any third party other than in the ordinary course of the business and consistent with prior practice. Seller has ceased and caused to be terminated any existing activities, discussions or negotiations with any person or entity conducted heretofore with respect to any of the foregoing.

                    8.1.5 No Inconsistent Action. Seller shall not take any action which is materially inconsistent with its obligations under this Agreement.

                    8.1.6   Notification.  Seller shall promptly notify
Buyer in writing of (a) the failure of Seller or, to Seller's knowledge, any employee or agent of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with hereunder; (b) the occurrence of any event that would entitle Buyer to terminate this Agreement pursuant to Section 15.1; or (c) of any overt threat or actual resignation or termination of any Station Management or over-the-air personnel at any of the Stations prior to the Closing.

                    8.1.7 FCC Reports. Seller shall file on a current basis through the Closing Date all reports and documents required to be filed with the FCC with respect to the Stations Licenses. Copies of each such report and document filed between the date hereof and the Closing Date shall be furnished to Buyer promptly after its filing.

                    8.1.8 Updating of Information. Between the date of this Agreement and the Closing Date, Seller will deliver to Buyer, on a monthly basis within 30 days of the end of each month, information relating to the operation of the Stations, including weekly sales reports and such other financial information that may be reasonably requested.

                    8.1.9 Response to Certain Actions. Seller agrees to cooperate and use its commercially reasonable efforts to contest and resist any action, including administrative or judicial action, and make reasonable attempts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

                    8.1.10 Barter and Trade. Seller shall use its commercially reasonable efforts to (a) reduce the total amount of advertising time owed for other than cash and (b) if the value of Seller's obligations to provide goods or services other than for cash (all of which obligations are Assumed Liabilities) are greater than the value of goods or services contemplated to be received by Seller other than for cash that are to be assigned to Buyer under this Agreement, reduce such excess amount prior to the Closing; provided, however, that in no event shall the Purchase Price be decreased as a result of such remaining excess value existing as of the Closing. Any Trade Agreements entered into after the date hereof shall be entered into only in the ordinary course of Seller's business and consistent with past practices.

                    8.1.11 Interim Financial Statements. Seller shall promptly deliver to Buyer copies of any monthly, quarterly or annual financial statements relating to the Stations' operations that may be prepared by it during the period from the date hereof through the Closing Date. Such financial statements shall fairly present, in all material respects, the financial position and results of operations of the Stations as at the dates and for the periods indicated, and shall be prepared on a basis consistent and in accordance with the basis upon which the financial statements in Section
6.1.3 were prepared.

                    8.1.12 Estoppel Certificates. If requested by Buyer within 30 days of the date of this Agreement, Seller shall use commercially reasonable efforts to obtain from third parties the estoppel certificates, nondisturbance agreements, and/or written clarifications of the rights of Buyer thereunder, all in form and substance reasonably satisfactory to Buyer.

                    8.1.13 Management Agreements. Seller shall cause the agreements described under the heading "Management Agreements" in Note 7 to the Seller's Year-End Financial Statements and under the heading "Management Agreement" in Note 10 to the Seller's Year-End Financial Statements (collectively, the "Management Agreements") to be terminated and of no further force and effect as of the Closing. Seller agrees that Buyer shall have no obligations or liabilities arising from or related to the Management Agreements.

                                   ARTICLE 9
                               COVENANTS OF BUYER

         9.1 Buyer Covenants. Buyer covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Seller:

                    9.1.1   Notification.  Buyer shall promptly notify
Seller in writing of (a) any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against Buyer which challenges the transactions contemplated hereby or (b) the failure of Buyer, or, to Buyer's knowledge, any employee or agent of Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence of any event that would entitle Seller to terminate this Agreement pursuant to Sections 15.1.

                    9.1.2 No Inconsistent Action. Buyer shall not take any action which is materially inconsistent with its obligations under this Agreement.

                    9.1.3 Post-Closing Access. Buyer, for a period of seven years following the Closing Date, shall make available during normal business hours for audit and inspection by Seller and its representatives, for any reasonable purpose and upon reasonable notice, all records, files, documents and correspondence transferred to it hereunder relating to the pre-closing period. During such seven-year period, Buyer shall at no time dispose of or destroy any such records, files, documents and correspondence without giving 30 days prior notice to Seller to permit Seller, at its expense, to examine, duplicate or take possession of and title to such records, files, documents and correspondence. All information, records, files, documents and correspondence made available or disclosed under this Section 9.1.3 shall be kept confidential.

                    9.1.4 Satisfaction of Conditions; Closing. Buyer shall use all commercially reasonable efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of Buyer contained in the Agreement shall be true in all material respects as though such representations and warranties were made on and as of such date. Furthermore, Buyer shall cooperate with Seller and use all commercially reasonable efforts to satisfy promptly all conditions required hereby to be satisfied by Buyer in order to expedite the consummation of the transactions contemplated hereby.

                    9.1.5 Response to Certain Actions. Buyer agrees to cooperate and use its commercially reasonable efforts to contest and resist any action, including administrative or judicial action, and make reasonable attempts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement and Buyer agrees to take the actions described (under the circumstances so described) on Schedule 9.1.5.

                    9.1.6 Accrued Vacation. If an employee of Seller is hired by Buyer as of the Closing and such employee has earned or accrued vacation time since January 1, 1998 that is not subject to statutory payout by Seller, Buyer shall recognize such accrued vacation time and credit such employee with such earned or accrued vacation time which shall be deemed an Assumed Liability; provided, however, that Buyer is not obligated and shall not recognize or credit employee with any vacation time earned or accrued by such employee prior to January 1, 1998.

                    9.1.7 Other Acquisitions. Buyer agrees to close the Zebra Acquisition and Zapis Acquisition unless Seller is in breach of this Agreement or any of the applicable sellers is in breach of the Zebra Acquisition or the Zapis Acquisition agreements or Buyer is otherwise not obligated to close with Seller under this Agreement or with any of the applicable sellers under the Zebra Acquisition or the Zapis Acquisition agreements, in which case Buyer is not obligated to close any of the Other Acquisitions or consummate the transactions contemplated under this Agreement.

                                   ARTICLE 10
                                JOINT COVENANTS

         Buyer and Seller covenant and agree that, pending the Closing and except as otherwise agreed to in writing, they shall act in accordance with the following:

         10.1 FCC Applications. Buyer and Seller shall prosecute the FCC Applications with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain the FCC Consents as expeditiously as practicable, but neither Buyer nor Seller shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon Buyer or Seller (other than Buyer's obligations under Section 9.1.5). Notwithstanding anything to the contrary contained herein, either party may terminate this Agreement upon notice to the other, if, for any reason, other than Buyer's failure to comply with Section 9.1.5 (in which case only Seller can terminate), the FCC Applications are designated for hearing by the FCC; provided, however, that notice of termination must be given within twenty (20) days after release of the hearing designation order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section 10.1, the parties shall be released and discharged from any further obligation hereunder without being subject to a claim by Seller for liquidated damages or any other claims for damages.

         10.2 Confidentiality. Each of Buyer and Seller shall each keep confidential all information obtained by it with respect to the other party hereto in connection with this Agreement and the negotiations preceding this Agreement, including, without limitation, the results of, and information relating to, the Studies (as defined in Section 10.8) and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to each other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby except to the extent required or useful in connection with any claim made with respect to the transactions contemplated by this Agreement or the negotiation thereof which will be returned following settlement of the claim. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, or (b) is or becomes publicly known through no fault of the receiving party or its agents, or (c) is required to be disclosed pursuant to an order or request of a judicial or government authority (provided the non-disclosing party is given reasonable prior notice such that it may seek, at its expense, confidential treatment of the information to be disclosed), (d) is developed by the receiving party independently of the disclosure by the disclosing party or (e) is required to be disclosed under applicable law or rule, as determined by counsel for the receiving party.

         10.3 Cooperation. Buyer and Seller shall cooperate fully with one another in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it.

         10.4 Bulk Sales Laws. Buyer hereby waives compliance by Seller with the provisions of the "bulk sales" or similar laws of any state. Seller agrees to indemnify Buyer and hold it harmless from any and all loss, cost, damage and expense (including but not limited to, reasonable attorney's fees) sustained by Buyer as a result of any failure of Seller to comply with any "bulk sales" or similar laws.

         10.5 Public Announcements. Neither Buyer nor Seller shall issue any press release or make any disclosure with respect to the transaction contemplated by this Agreement without the prior written approval of the other party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or the Nasdaq National Market or any stock exchange or Nasdaq National Market regulations in which case Buyer or Seller, as the case may be, shall give notice to the other party prior to making such disclosure.

         10.6 Hart-Scott-Rodino. Seller and Buyer shall submit to the United States Department of Justice and the United States Federal Trade Commission (the "FTC") not later than 15 business days after the date of this Agreement all of the forms and information applicable to this transaction required under the HSR Act and will use commercially reasonable efforts to respond promptly to any request by them for additional information. Buyer and Seller shall use commercially reasonable efforts (including the filing of a request for early termination) to obtain the early termination of the waiting period under the HSR Act. Seller shall reimburse Buyer for one-half of the filing fees for Buyer's HSR Act filing.

         10.7 Employee Matters. At least 45 days prior to the Closing Date, Buyer will provide Seller with a list (the "Employee List") of all employees to whom Buyer intends to make offers of employment. Buyer will offer employment as of the Closing to all employees on such Employee List, on such terms of employment and conditions as determined by Buyer in its sole discretion. Seller shall be responsible for all obligations or liabilities to those employees not offered employment by Buyer, and Buyer shall have no obligations with respect to those employees.

         10.8 Condition of Real Estate. Buyer may, at its sole expense, conduct environmental studies, title examinations, and land surveys (the "Studies") of the Real Estate provided all information received as a result of, or in the course of, any of the Studies will be deemed confidential (subject to Section 10.2). Seller agrees to cooperate with any reasonable request of Buyer for a site assessment or site review concerning any environmental, title or survey matter, including the making available of such personnel of Seller as Buyer may reasonably request, so long as such activities do not unreasonably interfere with the conduct of Seller's business. At the discretion of Buyer, Buyer may arrange, at its sole expense, for one or more independent contractors to conduct tests of the Real Estate, including tests of air, soil (including surface and subsurface materials), surface water and ground water, or any equipment or facilities located thereon, in order to identify any present or past release or threatened release of any hazardous substances. Such tests may be done at any time, or from time to time, upon reasonable notice and under reasonable conditions, which do not impede the performance of such tests. If Buyer notifies Seller within 45 days of the date of this Agreement that the Studies disclose potential Environmental Costs and Liabilities in excess of $100,000 or the presence of Hazardous Materials at concentrations exceeding those allowed by Environmental Laws, evidence encroachments that materially and adversely affect the use (for the purpose currently used) of the Real Estate, or any other matters that materially affect the title, value or use of the Real Estate, Seller shall promptly commence remedial action at its expense to cure the condition giving rise to such matter and attempt to cure such condition prior to the Closing; provided that Seller shall not be obligated to spend (but may choose to spend) more than $100,000 in the aggregate in its attempts to cure all such conditions. Seller shall notify Buyer within 30 days after its receipt of Buyer's Studies if it determines that it is unable to cure such conditions for $100,000 or less and chooses not to attempt to cure such conditions, in which case Buyer may elect within 30 days after Buyer's receipt of Seller's notice that it chooses not to attempt to cure such conditions (a) to terminate this Agreement or (b) to waive such obligations and receive a $100,000 credit at the Closing. If this Agreement is terminated in accordance with the immediately preceding sentence, no party shall have any liability to the other with respect to such termination. Either party may extend the Closing by not more than 30 days if either reasonably determines that any necessary remedial action can be completed during such period.

         10.9 Warn Act Compliance. Through the Closing Date, Seller shall take all necessary actions to comply with the Federal Workers Adjustment and Retraining Act to the extent applicable. Buyer shall not have any disclosure or announcement obligations under such act with respect to any employees or former employees of Seller, and Seller shall indemnify Buyer and hold Buyer harmless from any action, claim, suit, proceeding or assertion of liability with respect thereto. Seller shall take all necessary actions to comply with Part 6, Subtitle B, of Title I of ERISA with respect to its employees and former employees, and Buyer shall not have any obligations or liability with respect to qualifying events (as defined in Section 603 of ERISA on or before the Closing Date.

                                   ARTICLE 11
                         CONDITIONS OF CLOSING BY BUYER

         The obligations of Buyer hereunder, including, without limitation, the obligation to close the transactions contemplated herein, are, at its option, subject to satisfaction, at or prior to the Closing, of all of the following conditions, any of which may be waived by Buyer:

         11.1 Representations, Warranties and Covenants. All representations and warranties of Seller made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted by the terms of this Agreement and except those given as of a specified date which must only be true and correct as of such specified date. Notwithstanding anything herein to the contrary, a breach of Section 6.1.6 resulting from Buyer's breach of Section 9.1.5 shall not be deemed a breach of
Section 6.1.6 by Seller.

         11.2 Compliance with Agreement. All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing shall have been complied with or performed in all material respects.

         11.3 Third Party Consents and Approvals. Seller shall have obtained all third-party consents and approvals, if any, required for the transfer or continuance, as the case may be, of the Contracts designated by an asterisk as "essential" on Schedule 1.1.3 (and contracts of a similar nature that would have been marked as such on Schedule 1.1.3 had they been in existence on the date of this Agreement).

         11.4 Closing Certificates. Buyer shall have received a certificate, dated as of the Closing Date, from Seller, executed by a an executive officer of Seller to the effect of Sections 11.1 and 11.2.

         11.5       Governmental Consents.

                    (a) The FCC Consents shall have been issued by the FCC without any conditions that would otherwise permit Buyer to terminate this Agreement pursuant to Section 15.1(e), below, and each such FCC consent shall have become a Final Order (as defined in Section 4.1).

                    (b) All applicable notification and waiting period requirements under the HSR Act shall have been satisfied.

         11.6 Adverse Proceedings. No injunction, order, decree or judgment of any court, agency or other Governmental Entities shall have been rendered against Seller or Buyer which would render it unlawful, as of the Closing, to effect the transactions contemplated by this Agreement in accordance with its terms.

         11.7 Closing Documents. Seller shall have delivered or caused to be delivered to Buyer, on the Closing Date, all special warranty deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer consistent with the terms hereof and otherwise reasonably satisfactory in form and substance to Buyer, effecting the sale, transfer, assignment and conveyance of the Stations Assets to Buyer.

         11.8       [Intentionally  Omitted].

         11.9 Noncompetition Agreement. Seller shall have executed and delivered to Buyer a Noncompetition Agreement in the form of Exhibit B hereto.

         11.10 Indemnification and Escrow Agreement. Seller shall have executed and delivered to Buyer the Indemnification and Escrow Agreement.

         11.11 Release of Encumbrances. Evidence satisfactory to Buyer's counsel of the payment or release of any and all Liens (other than Liens not required to be released pursuant to the provisions of this Agreement).

         11.12 Legal Opinions. Buyer shall have received an opinion of Benesch, Friedlander, Coplan & Aronoff LLP and David Tillotson, each dated as of the Closing Date, substantially in the form of Exhibits C-1 and C-2 hereto.

         11.13 Earnest Money Letter of Credit. The Earnest Money Letter of Credit (as defined in Section 14.3.1) shall have been returned to Buyer for cancellation.

         11.14 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change to the financial condition or operating results of the Stations (other than as a result of regulatory changes affecting the radio broadcasting industry generally or general economic conditions).

         11.15 1445 Certificate. Seller shall have executed and delivered a certificate, in a form reasonably satisfactory to the Buyer stating that Seller is not a foreign person within the meaning of Section 1445 of the Code.

         11.16 Other Acquisitions. The Zebra Acquisition and Zapis Acquisition shall concurrently close with the transactions contemplated under this Agreement unless the Zebra Acquisition or the Zapis Acquisition does not close solely due to the breach by Buyer of the agreement governing the Zebra Acquisition or the Zapis Acquisition, as applicable, in which case this condition shall not apply with respect to such acquisition which does not close solely due to the Buyer's breach.

         11.17 STA Completion. The construction of the facilities for WRMR authorized in Seller's construction permit BP-950428AD shall have been completed in accordance with the terms of said permit and Seller shall have filed an application (at Seller's sole cost and expense) with the FCC for a license for such facilities (including the filing of any amendments, supplements or additional information requested by the FCC or any changes in the facilities, or construction thereof, requested by the FCC at Seller's sole cost and expense) and all expenditures, payments, costs and expenses associated therewith shall have been paid in full by Seller; provided, however, that if such construction is not completed or any of the expenditures, payments, costs or expense associated therewith has not been paid in full, the parties shall reduce the Purchase Price by an amount equal to the amount required (or to the extent such amount is not ascertainable, reasonably determined, in good faith, by Buyer) to complete such construction and pay in full such expenditures, payments, costs and expenses.

         11.18 Tower Space License Agreement. Buyer shall have obtained an estoppel certificate in a form reasonably satisfactory to it or other documentation reasonably satisfactory to it evidencing Seller's valid and enforceable leasehold interest in and to the property described under the License Agreement, dated August 26, 1983, between Cleveland Associates Co., as Licensor, and Globe Broadcasting Co., as Licensee.

         11.19 Studio Lease. Seller shall have entered into a valid and enforceable amendment to the Lease between OSWGI Limited Partnership and Seller dated as of January ___, 1991 (the "Studio Lease"), in a form reasonably satisfactory to Buyer, pursuant to which (i) Article XV of the Studio Lease would be amended to permit the sublet or assignment (including without limitation, any transfer of the Studio Lease by merger, consolidation, or liquidation or any change in ownership or power to vote of the tenant thereunder) of the Demised Premises (as defined in the Studio Lease) with the consent of the landlord thereunder, which consent shall not be unreasonably withheld, provided that if such consent is given, the lessee thereunder would not be released from its obligations under the Studio Lease and (ii) Section
14.1 of the Studio Lease would be amended to except from tenant's indemnification obligation with respect to the landlord under the Studio Lease any claims, loss expense, cost, damage or injury to the extent arising from or caused by landlord's (or any agent, employee or contractor of landlord) negligence.

         11.20 WRMR Site Lease. Seller shall have entered into a valid and enforceable amendment to the Lease dated November 29, 1993, between OSWGI Limited Partnership and Seller (the "Site Lease"), in a form reasonably satisfactory to Buyer, pursuant to which the Site Lease would be amended to reflect that the term of Site Lease shall expire on December 1, 2023, without any right by the landlord thereunder to terminate the Site Lease pursuant to Section 2.1 of the Site Lease.

         11.21 Termination of Management Agreements. Each of the Management Agreements shall have been terminated and shall be of no further force and effect and Buyer shall have no obligations or liabilities arising from or related to any of the Management Agreements.

                                   ARTICLE 12
                        CONDITIONS OF CLOSING BY SELLER

         The obligations of Seller hereunder including, without limitation, the obligation to close the transactions contemplated herein are, at their option, subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any of which may be waived by Seller:

         12.1 Representations, Warranties and Covenants. All representations and warranties of Buyer made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes expressly permitted by the terms of this Agreement and except those given as of a specified date which must only be true and correct as of such specified date.

         12.2 Compliance with Agreement. All the terms, covenants, and conditions to be complied with and performed by Buyer on or prior to the Closing shall have been complied with or performed in all material respects.

         12.3 Certifications, Etc. Seller shall have received a certificate, dated as of the Closing Date, from Buyer, executed by an executive officer of Buyer to the effect of Sections 12.1 and 12.2.

         12.4       Governmental Approval.

                    (a) The FCC Consents shall have been issued by the FCC and each shall have become a Final Order (as defined in Section 4.1).

                    (b) All applicable notification and waiting period requirements under the HSR Act shall have been satisfied.

         12.5 Adverse Proceedings. No injunction, decree or judgment of any court, agency or other governmental entities shall have been rendered against Buyer or Seller which would render it unlawful, as of the Closing, to effect the transactions contemplated by this Agreement in accordance with its terms.

         12.6 Opinions. Buyer shall have delivered to Seller an opinion of Weil, Gotshal & Manges LLP, dated as of the Closing Date, in the form of Exhibit D hereto.

         12.7 Closing Documents. Buyer shall have delivered or caused to be delivered to Seller, on the Closing Date, an assumption agreement with respect to Assumed Liabilities reasonably satisfactory in form and substance to Seller.

         12.8 Indemnification and Escrow Agreement. Buyer shall have executed and delivered to Seller the Indemnification and Escrow Agreement.

                                   ARTICLE 13
                       TRANSFER TAXES; FEES AND EXPENSES

         13.1 Expenses. Except as set forth in Sections 13.2 and, 13.3 below, each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

         13.2 Transfer Taxes and Similar Charges. All costs of transferring the Stations Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by Buyer and Seller. Buyer and Seller agree to cooperate with each other and to file all necessary documentation (including, but not limited to, all Tax Returns) with respect to all such amounts in a timely manner.

         13.3 Governmental Filing or Grant Fees. Any filing or grant fees imposed by any governmental authority the consent of or filing with which is required for the consummation of the transactions contemplated hereby, including but not limited to, the FCC, the FTC, and the Department of Justice shall be borne equally by Buyer and Seller.

                                   ARTICLE 14
           LIQUIDATED DAMAGES, SPECIFIC PERFORMANCE, LETTER OF CREDIT

         14.1 Liquidated Damages. (a) If this Agreement is terminated by Seller pursuant to Sections 15.1(b)(ii) or 15.1(g) the parties agree and acknowledge that Seller will suffer damages that are not practicable to ascertain. Accordingly, in such event, Seller shall be entitled to the sum of $9,500,000 as liquidated damages (and not as a penalty), payable solely and exclusively by drawing upon the Earnest Money Letter of Credit and through the delivery to Seller, of the sum of $4,750,000 via wire transfer of immediately available funds. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement pursuant to Sections 15.1(b)(ii) or 15.1(g). In such event, Buyer shall immediately instruct the Earnest Money Escrow Agent (as defined in Section 14.3) to deliver the Escrow Money Letter of Credit to Seller to permit it to draw upon the Earnest Money Letter of Credit and shall deliver to Seller, via wire transfer of immediately available funds, the sum of $4,750,000. Seller agrees that, to the fullest extent permitted by law, the right to draw upon the Earnest Money Letter of Credit and to receive the additional sum of $4,750,000 from Buyer as provided in this Section 14.1 shall be its sole and exclusive remedy with respect to any damages whatsoever that Seller may suffer or allege to suffer as a result of a termination pursuant to Sections 15.1(b)(ii) or 15.1(g). Except for a termination pursuant to Sections 15.1(b)(ii) or 15.1(g) (for which the sole recourse of Seller shall be as provided in this Section 14.1) or pursuant to
Section 15.1(a) or 10.8 (for which no party shall have any liability to the other), the termination of this Agreement shall not relieve the parties for any liability or obligation relating to their breaches of this Agreement occurring prior to such termination.

         14.2 Specific Performance. In addition to any other remedies which Buyer may have at law or in equity, Seller hereby acknowledges that the Stations Assets are unique, and that the harm to Buyer resulting from a breach by Seller of its obligations to sell the Stations Assets to Buyer cannot be adequately compensated by damages. Accordingly, Seller agrees that Buyer shall have the right to have this Agreement specifically performed by Seller, provided that Buyer is not in material breach of this Agreement and hereby agrees, in such event, not to assert any objections to the imposition of the equitable remedy of specific performance by any court of competent jurisdiction.

         14.3       Letter of Credit.

                    14.3.1 Concurrently with the execution of this Agreement, Buyer shall deposit an original, irrevocable letter of credit (the "Earnest Money Letter of Credit"), issued by The Toronto-Dominion Bank for the sum of $4,750,000 with Key Trust Company of Ohio, N.A. (the "Earnest Money Escrow Agent") to be held in escrow in accordance with the Earnest Money Escrow Agreement substantially in the form of Exhibit E hereto.

                    14.3.2 The Earnest Money Letter of Credit shall be held by the Earnest Money Escrow Agent in accordance with the terms of the Earnest Money Escrow Agreement. Subject to satisfaction of the conditions to the Seller's obligations set forth in Article 12, at the Closing, Seller shall instruct the Earnest Money Escrow Agent to release and return the Earnest Money Letter of Credit to Buyer for cancellation.

                    14.3.3 If this Agreement is terminated as provided in Sections 15.1(b)(ii) or 15.1(g), Buyer shall instruct the Earnest Money Escrow Agent to release the Earnest Money Letter of Credit to Seller, all as provided in Section 14.1. In all other events, Seller shall join in instructions to the Earnest Money Escrow Agent to return the Earnest Money Letter of Credit to Buyer.

                                   ARTICLE 15
                               TERMINATION RIGHTS

         15.1 Termination. This Agreement may be terminated at any time prior to Closing as follows:

                    (a)   by the mutual consent of Buyer and Seller;

                    (b) by written notice of (i) Buyer to Seller if Seller breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by Buyer or (ii) Seller to the Buyer if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the notice of breach or default served by Seller;

                    (c) by Buyer or Seller by written notice to the other, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 15.1(c) unless Buyer has satisfied the covenants contained in Section
         9.1.5 hereof;

                    (d) by the party whose qualifications are not at issue, if, for any reason, the FCC denies or dismisses any of the FCC Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                    (e) by written notice of Buyer to Seller if the FCC Consents contain a condition on Buyer that (i) is unrelated to Buyer's qualifications, (ii) could reasonably be expected to have a materially adverse impact on the financial condition or business operations of the Stations, and (iii) the time for reconsideration or court review under the Communications Act with respect to such condition(s) has expired without the filing with respect thereto of a timely petition for reconsideration or request for review;

                    (f) by written notice of Buyer to Seller, or by Seller to the Buyer, if the Closing shall not have been consummated on or before June 1, 1999, subject to extensions as provided in Sections 10.8 and 16.1; or

                    (g) by written notice of Seller to Buyer, if by May 31, 1999 all of the conditions of closing by Buyer identified in Article 11 have been satisfied other than the expiration of the applicable waiting period requirements under the HSR Act.

Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement.

                                   ARTICLE 16
                                  RISK OF LOSS

         16.1       Risk of Loss.

                    (a) The risk of loss or damage to the Stations Assets shall be upon Seller at all times prior to the Closing. In the event of loss or damage, Seller shall promptly notify Buyer thereof (the "Seller's Risk of Loss Notice") and if the lost or damaged Stations Assets are capable of being replaced or repaired for an aggregate amount less than $100,000, then Seller shall, at its sole cost and expense, replace or repair such Stations Assets prior to the Closing or deliver to Buyer at the Closing an amount in cash equal to the cost of replacement or repair of such Station Assets, as mutually agreed in good faith by Buyer and Seller. Notwithstanding the foregoing, if the amount required to replace or repair such Station Assets exceeds $100,000, Seller may elect in the Seller's Risk of Loss Notice not to replace or repair such Station Assets (which election must be set forth in Seller's Risk of Loss Notice), provided, however, that in such event Buyer, at its option, may elect within 30 days after receipt of the Seller's Risk of Loss Notice to terminate this Agreement without either party being subject to a claim by the other for liquidated damages or any other claims for damages, or waive any default or breach with respect to the loss or damage and receive a $100,000 credit at Closing. Either party may extend the Closing Date by up to 30 days in order to allow Seller to complete the repair or replacement.

                    (b) Seller shall use its commercially reasonable efforts to avoid any of the Stations being off the air for three (3) or more consecutive days or five (5) or more days in any thirty (30) day period. Seller shall give prompt written notice to Buyer if either of the following (a "Specified Event") shall occur: (i) the regular broadcast transmissions of the Stations in the normal and usual manner are interrupted or discontinued for more than thirty (30) minutes; or
         (ii) the Stations are operated at less than their licensed antenna height above average terrain or at less than ninety percent (90%) of their licensed effective radiated power. If any Specified Event persists for more than seventy-two (72) consecutive hours or five or more days, whether or not consecutive, during any period of thirty
         (30) consecutive days, then Buyer may, at its option: (i) terminate this Agreement by written notice given to Seller not more than ten
         (10) days after the expiration of such thirty (30) day period (without either party being subject to a claim by the other for liquidated damages or any other claims for damages), or (ii) proceed in the manner set forth in Section 16.1(a) above. In the event of termination of this Agreement by Buyer pursuant to this Section 16.1, the parties shall be released and discharged from any further obligation hereunder

         (without being subject to a claim by Seller for liquidated damages or any other claims for damages). With respect to Acts of God which may adversely affect Stations operations, Seller shall use its commercially reasonable efforts to reinstate Stations operations within 30 days and shall have all of the Stations operating at not less than seventy percent (70%) of maximum authorized effective radiated power by the Closing Date.

                    (c) Resolution of Disagreements. If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section 16.1, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to Seller and Buyer who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, binding upon and non-appealable by the parties, and whose fees and expenses shall be paid one-half by Seller and one-half by Buyer.

                                   ARTICLE 17
                            MISCELLANEOUS PROVISIONS

         17.1 Survival of Representations and Warranties; Remedy for Breach. Except as to representations and warranties contained in Sections
6.1.8 (as to title to assets only), 6.1.9 (as to title to assets only), and
6.1.17 (as to title to assets only) which shall survive the Closing indefinitely (the "Excepted Representations"), all representations and warranties made by Seller and Buyer in this Agreement, or pursuant hereto, shall survive the consummation of the transactions contemplated in this Agreement for a period of one year after the Closing Date, regardless of any investigation at any time made by or on behalf of Buyer or Seller, and shall not be deemed merged in any document or instrument executed or delivered at the Closing. Buyer's sole remedies for any breach of a representation or warranty (other than the Excepted Representations) or pre-Closing breach of a covenant or agreement shall be those set forth in the Indemnification and Escrow Agreement.

         17.2 Certain Interpretive Matters and Definitions. Unless the context otherwise requires, (a) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (b) each term defined in this Agreement has the meaning assigned to it, (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof, (d) "or" is disjunctive but not necessarily exclusive, and (e) words in the singular include the plural and vice versa, and
(f) the term "Affiliate" has the meaning given it in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended. All references to "$" or dollar amounts will be to lawful currency of the United States of America.

         17.3 Further Assurances. At and after the Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of assignment, conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby, and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively assume the Assumed Liabilities.

         17.4 Financial Statements. At all times after the date hereof, Seller shall, and shall cause their representatives (including their independent public accountants) to, cooperate in all reasonable respects with the efforts of Buyer and their independent auditors to prepare such audited and interim unaudited financial statements of the Stations as Buyer may reasonably determine are necessary in connection with any filing required to be made by it or any of its Affiliates under the Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"). Seller shall execute and deliver to Buyer's independent accountants such customary management representation letters as they may require as a condition to their ability to sign an unqualified report upon the audited financial statements of the Stations for the periods for which such financial statements are required under the Exchange Act or the Securities Act. Seller shall cause its independent public accountants to make available to Buyer and its representatives all of their work papers related to the financial statements or Tax Returns of Seller (to the extent they relate to the Stations) and to provide Buyer's independent public accountants with full access to those personnel who previously have been involved in the audit or review of Seller's financial statements or Tax Returns. Any reasonable out-of-pocket costs incurred by Seller in connection with Seller's obligations under this Section
17.4 shall be promptly reimbursed by Buyer upon Buyer's receipt of reasonably detailed information regarding such costs.

         17.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that without releasing Buyer from any of its obligations or liabilities hereunder
(a) nothing in this Agreement shall limit Buyer's ability to sell or transfer any or all of its respective assets (whether by sale of stock or assets, or by merger, consolidation or otherwise) without the consent of Seller, (b) nothing in this Agreement shall limit Buyer's ability to assign the Stations Assets (including the right to acquire the Stations Assets at the Closing) to any Affiliate of Buyer without the consent of Seller, and (c) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of Seller. Seller shall execute an acknowledgment of such assignment(s) and collateral assignments in such forms as Buyer or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Seller that any such collateral assignment has been foreclosed upon, Seller shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's successors and assigns.

         17.6 Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         17.7 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         17.8 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the choice of law provisions thereof.

         17.9 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received when electronically confirmed if sent by telecopy; on the date of personal delivery; on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested; on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery and shall be addressed to the following addresses (or at such other address which party shall specify to the other party in accordance herewith):

                    (a)   In the case of Seller, to:

                          Thomas J. Embrescia, Chairman
                          Independent Group Limited Partnership
                          One Radio Lane
                          Cleveland, Ohio  44114
                          Telecopy:  (216) 687-0145


                          With a copy to:

                          Benesch, Friedlander, Coplan & Aronoff LLP
                          2300 BP America Building
                          Cleveland, Ohio  44114
                          Attention:  Deanna C. Kursh
                          Telecopy:  (216) 363-4588


                    (b)   In the case of Buyer:

                          Chancellor Media Corporation of Los Angeles
                          433 East Las Colinas Boulevard
                          Suite 1130
                          Irving, Texas  75039
                          Attention:  Jeffrey A. Marcus
                          Telecopy:  (972) 879-3671


                          With copies to:

                          Chancellor Media Corporation of Los Angeles
                          433 East Las Colinas Boulevard
                          Suite 1130
                          Irving, Texas  75039
                          Attention:  Eric C. Neuman
                          Telecopy:  (972) 879-3671
                          and

                          Weil, Gotshal & Manges LLP
                          100 Crescent Court
                          Suite 1300
                          Dallas, Texas 75201
                          Attention:  Michael A. Saslaw
                          Telecopy:  (214) 746-7777

         17.10 Schedules. The schedules and exhibits attached to this Agreement and the other documents delivered pursuant hereto are hereby made a part of this Agreement as if set forth in full herein.

         17.11 Entire Agreement. This Agreement and the other documents or agreements delivered in connection with this Agreement constitute the entire agreement among the parties hereto with respect to their subject matter and supersede all negotiations, prior discussions, agreements, letters of intent, and understandings, written or oral, relating to the subject matter of this Agreement and the other documents and agreements delivered in connection with this Agreement.

         17.12 Severability. If any provision of this Agreement is held to be unenforceable, invalid, or void to any extent for any reason, that provision shall remain in force and effect to the maximum extent allowable, and the enforceability and validity of the remaining provisions of this Agreement shall not be affected thereby.

         17.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument.

         17.14 No Third-Party Rights. Nothing in this Agreement, express or implied, shall be construed to confer upon any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable rights, remedies, claims, obligations or liabilities under or by reason of this Agreement (other than as provided in the Indemnification and Escrow Agreement).

         17.15 Equitable Assignment. To the extent that any of the Stations Assets are not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third party or if such sale, assignment, transfer, delivery or sublease or attempted sale, assignment, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. In those cases where consents and/or waiver to the transfer and assignment to Buyer of any of the Stations Assets has not been obtained at or prior to the Closing Date, and Seller and Buyer elect to close, this Agreement and any assignment executed pursuant hereto, to the extent permitted by law, shall constitute an equitable assignment by Seller to Buyer of all of Seller's rights, benefits, title and interest in and to such Stations Assets, and where appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completion, fulfilling and discharging all Seller's rights and liabilities arising after the Closing Date in relation to such Stations Assets, provided however, Seller's failure to obtain the requisite waiver or consent of such third person within ninety (90) days after the Closing shall be deemed to be a breach of this Agreement for which Buyer shall be entitled to remedy, including, but not limited to, under the Indemnification and Escrow Agreement; provided further, however, that no such breach shall be deemed to have occurred if Buyer has incurred no liability, loss or damage from such failure.

         17.16 Arbitration. All disputes which cannot be resolved by agreement of the parties shall be arbitrated in Washington, D.C. in accordance with the rules of the American Arbitration Association before a single arbitrator who shall be jointly selected by Seller and Buyer, or if Seller and Buyer cannot agree on the selection of such arbitrator, such arbitrator shall be selected by the head of the Washington, D.C. office of the American Arbitration Association. The costs of such arbitrator shall be paid by Seller and Buyer in such proportion as the arbitrator deems equitable based on the relative merits of the positions of the parties.

            [The remainder of this page is intentionally left blank]

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the first above written.


                                  SELLER:

                                  INDEPENDENT GROUP LIMITED PARTNERSHIP

                                  By:     Independent Group, Inc.,
                                          its general partner

                                          By:  /s/ Thomas J. Embrescia
                                               -------------------------------
                                                   Thomas J. Embrescia
                                                   Chairman


                                  BUYER:

                                  CHANCELLOR MEDIA CORPORATION OF LOS ANGELES


                                  By:  /s/ Eric C. Neuman
                                       ---------------------------------------
                                          Eric C. Neuman
                                          Senior Vice President

                          EXHIBIT A - IGLP ACQUISITION

                      INDEMNIFICATION AND ESCROW AGREEMENT


                 THIS INDEMNIFICATION AND ESCROW AGREEMENT (this "Agreement") is made and entered into as of this ____ day of ______________, _____, by and among Chancellor Media Corporation of Los Angeles, a Delaware corporation ("Buyer"), Independent Group Limited Partnership, an Ohio limited partnership ("Seller"), and Key Trust Company of Ohio, N.A., as escrow agent ("Agent").


                                    RECITALS

         A. Pursuant to that certain Asset Purchase Agreement, dated as of August 11, 1998, by and between Buyer and Seller (the "Asset Purchase Agreement"), Buyer has agreed to acquire from Seller, and Seller has agreed to sell to Buyer, all of the Station Assets (as defined in the Asset Purchase Agreement).

         B. It is a condition precedent to the closing of the transactions contemplated by the Asset Purchase Agreement (the "Closing"), that Buyer, Seller and Agent execute and deliver this Agreement.

         C. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Asset Purchase Agreement.

                                   AGREEMENTS

                 In consideration of the recitals and of the respective agreements and covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:


                                   ARTICLE I

         Section 1.1 Funds. (a) At the Closing, and only if the Closing occurs, Buyer shall place in an escrow account with Agent (the "Account") the sum of $2,763,640 out of the Purchase Price paid pursuant to Section 3.1 of the Asset Purchase Agreement (the "Funds").

                 (b) The Funds shall be held by Agent in the Account for the benefit of Buyer and Seller as provided in this Agreement. In no event shall Agent disburse or invest the Funds except in accordance with this Agreement.

         Section 1.2 Acceptance of Appointment as Agent. Agent, by signing this Agreement, accepts the appointment as Agent and agrees to hold and deliver the Funds and make disbursements from the Account in accordance with the terms of this Agreement.

         Section 1.3 Distribution of Funds to Buyer Indemnitees. Agent shall disburse to Buyer (for its own account or for the account of any Buyer Indemnitee, as defined in Section 2.1) such portion of the Funds as may be necessary to pay the Damages (as defined in Section 2.1) for which a Buyer Indemnitee is entitled to reimbursement under Section 2.1. Payment shall be made not more than three (3) business days after (i) the delivery to Agent of written instructions signed by Buyer and Seller, specifying an amount to be paid to a Buyer Indemnitee, or (ii) the delivery to Agent and Seller of a copy of a Final Determination (as defined below) establishing a Buyer Indemnitee's right to reimbursement under this Agreement with respect to such Damages. A "Final Determination" shall mean a judgment of a court of competent jurisdiction having the authority to determine the amount of, and liability with respect to, the determined item, which judgment is not subject to appeal, reconsideration or review. Agent, at its option, shall be entitled to seek and, if received, rely conclusively upon an opinion of legal counsel to the effect that the judgment delivered to Agent pursuant to this Section 1.3 (or pursuant to Section 1.6(b)) is a Final Determination.

         Section 1.4 Investment of Funds. (a) Pending disbursement of the Funds, Agent shall invest the Funds in Permitted Investments (as defined below). For purposes of this Agreement, "Permitted Investments" shall mean direct obligations of the U.S. government having maturities of 180 days or less, money market funds that invest solely in direct obligations of the U.S. government, including, without limitation, the Victory U.S. Obligation Fund, and such other investments as may be specified from time to time by joint written agreement between Buyer and Seller. As and when any payment is to be made from the Funds or the Funds are to be otherwise disbursed under this Agreement, Agent shall cause a sufficient portion of the Permitted Investments to be converted into cash. Agent shall select the investments or types of investments to be so converted. Neither Buyer nor Seller shall be liable for any loss of principal or income due to the choice of Permitted Investments in which the Funds are invested or the choice of Permitted Investments converted into cash pursuant to this paragraph (a).

                 (b) For Tax purposes, the Funds shall be property of Seller and all interest, dividends and other income earned on the Funds (collectively, the "Earnings") shall be the income of Seller and be distributed to the Seller following the Expiration Date (as hereinafter defined). Buyer and Seller shall file Tax Returns consistent with such treatment.

         Section 1.5  No Distribution of Expenses.  Except as provided in
Section 2.1 of this Agreement, neither Buyer nor Seller shall be entitled to reimbursement out of the Funds or from any alternative recovery for any costs and expenses incurred by them in connection with exercising their rights or performing their duties under this Agreement.

         Section 1.6 Segregation of the Funds. (a) Notwithstanding any other provision of this Agreement to the contrary, Agent shall segregate from the Account and transfer into a separate sub-account (the "Pending Claim Account") maintained by Agent for the benefit of Buyer and Seller the portion of the Funds that may be necessary to satisfy in full all Pending Claims (as defined below) and shall hold such portion in accordance with this Section 1.6; provided, however, that Agent shall not so segregate from the Account and transfer to the Pending Claim Account the Funds that may be necessary to satisfy Pending Claims under Section 2.1 until such time as the aggregate amount of Damages asserted by Buyer and any Buyer Indemnitees under Section 2.1, taken as a whole, exceeds the Indemnification Basket (as defined in Section 3.1(a)). "Pending Claims" shall mean unresolved claims for indemnification under Section 2.1 that are the subject of Claim Notices (as defined in Section 2.4).

                 (b) Any portion of the Funds segregated under Section 1.6(a) shall continue to be segregated by Agent until released thereafter to Seller in accordance with Section 1.7 or until Agent is directed to release such Funds by (i) written instructions signed by Buyer, that are agreed to in writing by Seller, or (ii) a copy of a Final Determination establishing a Buyer Indemnitee's right to receive such Funds as reimbursement for indemnification claims under Article 2, or establishing Seller's right to receive such Funds.

         Section 1.7 Distribution of Funds to Seller. Within three business days after the Expiration Date (as defined below), Agent shall distribute to Seller from the Account an amount equal to the Earnings and the then remaining amount of Funds less the total amount of Funds that are then being segregated with respect to Pending Claims under Section 1.6. "Expiration Date" shall mean one year after the Closing Date. Any amounts segregated as of the Expiration Date with respect to Pending Claims shall be released thereafter as provided in
Section 1.6(b).

                                   ARTICLE II

                             INDEMNIFICATION CLAIMS

         Section 2.1 Indemnification by Seller. From and after the Closing, but subject to the conditions and limitations set forth in this Agreement, Buyer and its respective successors and assigns and their officers, directors, stockholders, employees and agents (collectively, the

"Buyer Indemnitees") shall be entitled to reimbursement from Seller for any and all losses, costs, damages, claims, fines, penalties, expenses (including, without limitation, reasonable attorneys' fees and expenses), amounts paid in settlement, court costs, out-of-pocket costs, costs of investigation, and reasonable costs of litigation (including, without limitation, reasonable fees and expenses of accountants, investment bankers and other experts) (collectively, "Damages") actually incurred or suffered by a Buyer Indemnitee or to which any of the Buyer Indemnitees may be subjected, to the extent resulting from, arising out of, based on or relating to (a) any inaccuracy in any representation or warranty of Seller contained in the Asset Purchase Agreement or in any schedule, instrument, exhibit, or certificate delivered pursuant thereto (a "Related Document"), (b) any breach of any covenant or agreement of the Seller contained in the Asset Purchase Agreement, (c) any Retained Liabilities or (d) any liabilities with respect to Seller's failure to comply with any "bulk sales" or similar laws in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement.

         Section 2.2 Indemnification by Buyer. From and after the Closing, but subject to the conditions and limitations set forth in this Agreement, Seller and its respective successors and assigns, and its partners, employees and agents (collectively, the "Seller Indemnitees") shall be entitled to reimbursement from the Buyer for any and all Damages actually incurred or suffered by a Seller Indemnitee, or to which any of the Seller Indemnitees may be subjected, to the extent resulting from, arising out of, based on or relating to (a) any inaccuracy in any representation or warranty of Buyer contained in the Asset Purchase Agreement or in any Related Document, (b) any breach of any covenant or agreement of the Buyer contained in the Asset Purchase Agreement or (c) the Assumed Liabilities.

         Section 2.3 Procedures Regarding Third Party Claims. (a) In the event that any person entitled to indemnification under this Article 2 (the "Indemnified Party") becomes aware of any matter with respect to which it believes it is entitled to indemnification under this Article 2 from Buyer or Seller, as applicable (the "Indemnifying Party"), and such matter involves (i) any claim made against the Indemnified Party by any party other than a party to the Asset Purchase Agreement or (ii) the commencement of any action, suit, investigation, arbitration or similar proceeding against the Indemnified Party by any party other than a party to the Asset Purchase Agreement (a "Third Party Claim"), the Indemnified Party shall notify the Indemnifying Party in writing with reasonable promptness of such Third Party Claim, specifying, to the extent known, the nature, circumstances and the amount of such Third Party Claim (a "Third Party Claim Notice") accompanied by all correspondence, documents, pleadings or other writings received with respect to such Third Party Claim. Failure to give such reasonably prompt notice shall not relieve the Indemnifying Party of its obligations under this Article 2, except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have ten (10) business days from its receipt of a Third Party Claim Notice (the "Third Party Claim

Notice Period") to notify the Indemnified Party (and if Seller is the Indemnifying Party and any Funds continue to be held by Agent, Agent as well)
(i) whether the Indemnifying Party disputes the Indemnified Party's right of indemnification, and (ii) if the Indemnifying Party does not dispute such right of indemnification, whether or not it desires to defend the Indemnified Party against such Third Party Claim.

                 (b) If the Indemnifying Party notifies the Indemnified Party (and if Seller is the Indemnifying Party and any Funds continue to be held by Agent, Agent as well) in writing within the Third Party Claim Notice Period that (i) the Indemnifying Party does not dispute the Indemnified Party's right of indemnification and (ii) the Indemnifying Party desires to defend against such Third Party Claim, then the Indemnifying Party shall have the right to assume and control, at its sole cost, expense and liability, the defense of such Third Party Claim by appropriate proceedings with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party may participate in any such defense or settlement, at its sole cost and expense.

                 (c) If (i) the Indemnifying Party disputes the Indemnified Party's right of reimbursement with respect to a Third Party Claim,
(ii) the Indemnifying Party does not dispute such right of reimbursement but fails to promptly assume and prosecute the defense of such Third Party Claim, or (iii) the Indemnified Party reasonably believes that a conflict of interest exists between the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to assume and control (at the Indemnifying Party's sole cost, expense and liability) the defense of such Third Party Claim with counsel reasonably acceptable to Indemnifying Party. If the Indemnifying Party does not assume the defense of a Third Party Claim for any reason, it may still participate in, but not control, the defense of such Third Party Claim at the Indemnifying Party's sole cost and expense.

                 (d) The party responsible for the defense of any Third Party Claim (the "Responsible Party") shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of any Third Party Claim for which such other party is not the Responsible Party, including, without limitation, all settlement negotiations and offers. Each party shall make available to the other party and its representatives (including accountants and counsel) all books and records of such party relating to such Third Party Claim and shall render to each other such assistance and access to the books and records that they may reasonably require of each other in order to ensure the proper and adequate defense of such Third Party Claim, including, without limitation, making employees available (upon reasonable advance notice and with due regard for prior scheduling commitments) to testify in any proceeding, pretrial deposition or otherwise, except that unless required to do so by valid governmental or judicial order or legal process, a party shall not be required to make available to the other party any books, records, documents or other information that such party reasonably determines to be confidential or subject to attorney-client privilege until the other party shall have entered into such agreements as is reasonably necessary in light of all the surrounding circumstances to protect such confidentiality or privilege.

                 (e) Neither the Indemnified Party nor the Indemnifying Party shall enter into any settlement of any Third Party Claim without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). The Responsible Party shall promptly notify the other party of each settlement offer (including whether or not the Responsible Party is willing to accept the proposed settlement offer) with respect to a Third Party Claim. Such other party agrees to notify the Responsible Party with reasonable promptness whether or not such party is willing to accept the proposed settlement offer.

         Section 2.4 Procedures Regarding Direct Claims. In the event that an Indemnified Party has a claim for reimbursement which does not involve a Third Party Claim (a "Direct Claim"), the Indemnified Party shall notify the Indemnifying Party (and if Seller is the Indemnifying Party and any Funds continue to be held by Agent, Agent as well) with reasonable promptness, specifying, to the extent known, the nature, circumstances and amount of such Direct Claim (a "Direct Claim Notice" and together with Third Party Claim Notices, the "Claim Notices"), including with particularity the specific representation and warranty or covenant and agreement alleged to have been breached and the manner in which such representation and warranty or covenant and agreement is alleged to have been breached. Failure to give such reasonably prompt notice shall not relieve the Indemnifying Party of its obligations under this Article 2, except to the extent the Indemnifying Party is materially prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it disputes the Indemnified Party's right of reimbursement with respect to a particular Direct Claim, the Indemnified Party and the Indemnifying Party shall use their reasonable efforts to negotiate a resolution of such dispute promptly. Nothing herein shall be deemed to prevent the Indemnified Party from initiating litigation under this Agreement, and subject to the limitations contained herein, against the Indemnifying Party with respect to any Direct Claim disputed by the Indemnifying Party for the purpose of obtaining a Final Determination in order to establish the Indemnified Party's right to reimbursement hereunder.

                                  ARTICLE III

                            LIMITATIONS ON LIABILITY

         Section 3.1 Limitations on Reimbursement. (a) The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 2.1 unless and until aggregate Buyer Indemnitees' Damages for which indemnification otherwise would be available under Section 2.1 exceed $172,727 (the "Indemnification Basket"), in which event the Buyer Indemnitees shall be entitled to reimbursement hereunder for the amount of all such Damages (including the initial $172,727).

                 (b)      Except with respect to indemnification pursuant to
Section 2.1(a) for the breach by Seller of any representation or warranty set forth in Section 6.1.8 (as to title to assets only), 6.1.9 (as to title to assets only) or 6.1.17 (as to title to assets only) of the Asset Purchase Agreement (including any bring-down of any such representation or warranty pursuant to any certificate delivered at Closing), the right to reimbursement from the Funds shall constitute the sole remedy of any Buyer Indemnitee with respect to any matter for which such Buyer Indemnitee is entitled to indemnification under Section 2.1(a) or, as to breaches prior to the Closing,
Section 2.1(b).

                 (c) Any claim by any Buyer Indemnitee for reimbursement under Section 2.1(a) must be asserted within the period of survival, as set forth in the Asset Purchase Agreement, of the representation or warranty with respect to which such claim relates.

                 (d) After the Expiration Date, no Buyer Indemnitee may assert any claim for reimbursement from the Funds.

                 (e) For all purposes of this Agreement, the amount of Damages, and the amount reimbursable with respect thereto, shall be reduced to the extent of any insurance proceeds or other third party recovery received by the Indemnified Party with respect to such Damages. If the Indemnified Party receives any such insurance proceeds or other recovery after the Indemnifying Party shall have made any payment to the Indemnified Party with respect to such Damages, the Indemnified Party shall promptly return such payment to the Indemnifying Party to the extent of insurance proceeds or other recovery received; provided, however, that any such payment returned to Seller prior to the Expiration Date shall be placed in the Account and become part of the Funds and such amount shall not be deemed to have been paid to any Indemnified Party as Damages under this Agreement. The Indemnified Party shall timely file claims for insurance proceeds and pursue all other reasonable third party reimbursement rights with respect to any Damages sustained by the Indemnified Party.

                 (f) An Indemnified Party's rights to reimbursement or indemnification for Damages resulting from any untrue or incorrect representation or warranty of the Indemnifying Party shall not be affected by any investigation made by the Indemnified Party or whether or not the Indemnified Party relied upon such untrue or incorrect representation or warranty; provided, however, that no Indemnified Party shall be entitled to reimbursement or indemnification for Damages resulting from an untrue or incorrect representation or warranty of the Indemnifying Party if (i) the fact that such representation or warranty was untrue or incorrect was disclosed in writing to the Indemnified Party prior to the Closing

(along with an acknowledgment by the Indemnifying Party that the conditions to the Indemnified Party's obligation to effect the Closing, as a result of the failure of such representation or warranty to be true and correct, are not satisfied) and (ii) the Indemnified Party nevertheless determines to effect the Closing.


                                   ARTICLE IV

                                     AGENT

         Section 4.1 Rights and Responsibilities of Agent. (a) The duties and responsibilities of Agent shall be limited to those expressly set forth in this Agreement and it shall not be subject to, nor obligated to recognize, any other agreement between, or direction or instruction of, the parties to this Agreement, unless such agreement, direction or instruction is in writing and is signed by both Buyer and Seller.

                 (b) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, Agent will not be required to determine the controversy or to take any action regarding it. Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in Agent's discretion, Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, Agent will not be liable for interest or damage. Furthermore, Agent may, at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow. All costs, expenses, charges and reasonable attorney fees incurred by Agent due to the interpleader action shall be paid one-half by Buyer and one-half by Seller, in each case jointly and severally. Upon initiating such action, Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                 (c) In performing any duties under the Agreement, Agent shall not be liable to any party for damages, losses, or expenses, except as a result of gross negligence or willful misconduct on the part of Agent. Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that Agent shall in good faith believe to be genuine, nor will Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, Agent may consult with legal counsel in connection with Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. In the absence of knowledge that any action taken or purported to be taken hereunder is wrongful, Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                 (d) Agent, and any successor Agent, may resign at any time as escrow agent hereunder by giving at least 30 days prior written notice to Seller and Buyer. Upon such resignation and the appointment of a successor escrow agent, the resigning Agent shall be absolved from any and all liability in connection with the exercise of its powers and duties as escrow agent hereunder except for liability arising in connection with its own gross negligence or willful misconduct. Upon their receipt of notice of resignation from Agent, Buyer and Seller shall use commercially reasonable efforts jointly to designate a successor Agent. In the event Buyer and Seller do not agree upon a successor escrow agent within 30 days after the receipt of such notice, Agent so resigning may petition any court of competent jurisdiction for the appointment of a successor Agent or other appropriate relief and any such resulting appointment shall be binding upon all parties hereto. By mutual agreement, Buyer and Seller shall have the right at any time upon not less than 10 days' prior written notice to Agent to terminate the appointment of Agent, or successor Agent, as escrow agent hereunder. Agent or successor Agent shall continue to act as escrow agent until a successor is appointed and qualified to act as Agent.

         Section 4.2 Fees and Expenses of Agent. Agent shall (a) be paid a fee for its services under this Agreement as provided by Exhibit A and (b) be entitled to reimbursement for reasonable expenses (including the reasonable fees and disbursements of its counsel engaged pursuant to Sections 1.3 and/or
1.4 hereof, or otherwise) actually incurred by it in connection with its duties under this Agreement (collectively, the "Agent Fees and Expenses"). All Agent Fees and Expenses shall be paid one-half by Buyer and one-half by Seller. Escrow Agent shall have a lien upon the Funds for payment or its fees and expenses. Escrow Agent may pay itself from the Funds for any fees and expenses for which it has not been paid.

         Section 4.3 Indemnification of Agent. The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, reasonable legal counsel fees and disbursements that may be imposed on Agent or incurred by Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, provided, however, neither Buyer nor Seller nor their successors and assigns need indemnify Agent for any loss, claim, damage, liability or expense caused by Agent's gross negligence or willful misconduct.

                                   ARTICLE V

                                 MISCELLANEOUS

         Section 5.1 Notices. All notices, requests, consents or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given or delivered by any party (a) when received by such party if delivered by hand, (b) upon confirmation when delivered by telecopy, (c) within one day after being sent by recognized overnight delivery service, or (d) upon receipt of a return receipt after being mailed by certified mail, return receipt requested, and in each case addressed as follows:

                    (i)   if to Buyer or to any Buyer Indemnitee:

                          Chancellor Media Corporation of Los Angeles
                          433 East Las Colinas Boulevard, Suite 1130
                          Irving, Texas  75039
                          Attention:  Jeffrey A. Marcus
                          Telecopy No.:  (972) 879-3671

                 with copies to:

                          Chancellor Media Corporation of Los Angeles
                          433 East Las Colinas Boulevard, Suite 1130
                          Irving, Texas  75039
                          Attention:  Eric C. Neuman
                          Telecopy No.:  (972) 879-3671

                 and:

                          Weil, Gotshal & Manges LLP
                          100 Crescent Court, Suite 1300
                          Dallas, Texas  75201-6950
                          Attention:  Michael A. Saslaw
                          Telecopy No.:  (214) 746-7777

                    (ii)  if to Seller or to any Seller Indemnitee, to:

                          Thomas J. Embrescia
                          860 Halle Building
                          1220 Euclid Avenue
                          Cleveland, Ohio 44115
                          Telecopy No.:  (216) 687-6195

                 with copies to:

                          Benesch, Friedlander, Coplan & Aronoff LLP
                          2300 BP America Building
                          Cleveland, Ohio 44114
                          Attention:  Deanna C. Kursh
                          Telecopy No.:  (216) 363-4588

                   (iii)  if to Agent, to:

                          Mail or other Instructions

                          Key Trust Company of Ohio, N.A.
                          127 Public Square, 15th Floor
                          Cleveland, Ohio 44114
                          Attention:  Joyce A. Apostolec
                          Telecopy No.:  (216) 689-3777

Any party by written notice to the other parties pursuant to this Section 5.1 may change the address or the persons to whom notices or copies thereof shall be directed.

         Section 5.2 Assignment. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of each of the parties to this Agreement. No rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties, except that Buyer may assign its rights under this Agreement without obtaining the prior written consent of the other parties hereto to any person or entity to whom, pursuant to the Asset Purchase Agreement, Buyer is permitted to assign all or a portion of its rights under the Asset Purchase Agreement, provided that any such assignee duly executes and delivers an agreement to assume Buyer's obligations under this Agreement and that Buyer remains liable with respect to such obligations.

         Section 5.3 Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by Agent, Buyer and Seller.

         Section 5.4 Waivers. Any waiver by any party hereto of any breach of or failure to comply with any provision of this Agreement by any other party hereto shall be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

         Section 5.5 Construction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio without giving effect to the choice of law provisions thereof. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement. Unless otherwise stated, references to Sections and Exhibits are references to Sections and Exhibits of this Agreement.

         Section 5.6 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than Buyer, Buyer Indemnitees, Seller, Seller Indemnitees and Agent any rights or remedies under, or by reason of, this Agreement.

         Section 5.7 Termination. This Agreement shall terminate at the time of the final resolution of all Pending Claims and, if any amount remains thereunder, disbursement of the Funds, all in accordance with the provisions of this Agreement.

         Section 5.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed any original and all of which together shall constitute a single instrument.

         Section 5.9 Waiver of Offset Rights. Agent hereby waives any and all rights to offset that it may have against the Funds including, without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, damages, or other losses that Agent may be otherwise entitled to collect from any party to this Agreement.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

                                     BUYER:

                                     CHANCELLOR MEDIA CORPORATION OF LOS ANGELES


                                     By:
                                              --------------------------------
                                              Eric C. Neuman
                                              Senior Vice President


                                     SELLER:

                                     INDEPENDENT GROUP LIMITED PARTNERSHIP

                                     By:      Independent Group, Inc., its
                                              general partner


                                              By:
                                                  ----------------------------
                                                  Thomas J. Embrescia
                                                  Chairman


                                     AGENT:

                                     KEY TRUST COMPANY OF OHIO, N.A.


                                     By:
                                              --------------------------------
                                     Name:
                                           -----------------------------------
                                     Title:
                                            ----------------------------------

                                   EXHIBIT A


                                 Fees of Agent



$2,500.00 Annual Escrow Agent Fee for Administration.

Escrow Fee will be payable upon execution of the Escrow Agreement and annually thereafter on the anniversary date of the agreement.